Exhibit 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 17, 2022, by and between Circle 8 Crane Services LLC, a Delaware limited liability company (“Seller”) and Circle 8 Newco LLC, a Delaware limited liability company, (“Buyer” and each of Seller and Buyer, a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, Seller is engaged in the business of crane leasing services in the continental United States (the “Business”);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the property, business, and assets of Seller, excluding owned real estate, used and/or useful in the operation of the Business, constituting substantially all of Seller’s assets, and Buyer desires to assume from Seller, and Seller desires to assign to Buyer, certain liabilities and obligations of Seller with respect to the operation of the Business, in each case for the consideration and in accordance with the terms and conditions of this Agreement; and

WHEREAS, Buyer and Seller desire to enter into this Agreement for the purpose of setting forth their mutual understandings and agreements with respect to the foregoing; and

WHEREAS, capitalized terms used but not defined in the context of the Section in which such terms first appear shall have the meanings set forth in Section 1.1.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I. Definitions.

Section 1.1.    Certain Defined Terms. For purposes of this Agreement:

“Accounting Convention” means GAAP, subject to minor adjustments in accordance with Seller’s past custom and practice.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquisition Proposal” means (i) the sale of any equity or any assets (other than in the ordinary course of business) of Seller, (ii) any acquisition, divestiture, merger, equity exchange, consolidation, redemption, financing or similar transaction involving Seller or any or (iii) any similar sale or acquisition transaction or business combination involving Seller.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreed Earn-Out Adjustments” has the meaning set forth in Section 2.7(h).

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“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Promissory Note, the Bill of Sale and Assignment and Assumption Agreement, the Intellectual Property Assignment Agreement, the Employment Agreements and the Lease.

“Anticorruption Laws” has the meaning set forth in Section 3.15(a).

“Assumed Contracts” has the meaning set forth in Section 2.1(d).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 2.10(a)(1).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in Houston, Texas are authorized or obligated to be closed either under applicable Law or action of any Governmental Authority.

“Business Employees” has the meaning set forth in Section 3.7(a).

“Buyer” has the meaning set forth in preamble.

“Buyer Indemnitee” has the meaning set forth in Section 7.3.

“Buyer Warranty Breach” has the meaning set forth in Section 7.3(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority.

“Closing” has the meaning set forth in Section 2.9.

“Closing Date” has the meaning set forth in Section 2.9.

“Closing Net Working Capital” has the meaning set forth in Section 2.6(b)

“Closing Statement” has the meaning set forth in Section 2.6(b).

“Competing Business” means the leasing, renting, manufacturing, marketing or selling of products or services which are competitive with any Products and that are directly or indirectly marketed or sold in the Territory.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” means the confidentiality agreement, dated as of February 1, 2022, by and between Seller and Buyer.

“Continuing Employee” has the meaning set forth in Section 5.9(a).

“Contract” means any legally binding contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note, or other written or oral and legally binding commitment or undertaking.

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“COVID-19” means the SARS-CoV-2 virus or COVID-19 disease, any evolutions, variations, mutations, or resurgences thereof, and any related or associated epidemics, pandemics, or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, masking, vaccination or testing mandates or any other Law, directive, guidelines, or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“Current Financial Statements” has the meaning set forth in Section 3.4(a).

“Default” means any breach or violation of, default under, contravention of, or conflict with, any contract, Law, Order, or Permit, any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any contract, Law, Order, or Permit, or any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any liability under, any contract, Law, Order, or Permit.

“Disclosure Schedule” means the disclosure schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

“Disclosure Schedule Update” has the meaning set forth in Section 5.17.

“Earn-Out Measurement Period” means the Year One Earn-Out Measurement Period, the Year Two Earn-out Measurement Period or the Year Three Earn-out Measurement Period, as applicable.

“Earn-Out Objection Notice” has the meaning set forth in Section 2.7(g).

“Earn-Out Payment” means the Year One Earn-Out Payment, the Year Two Earn-Out Payment or the Year Three Earn-Out Payment, as applicable.

“EBITDA” means for any period, an amount equal to net income for such period plus the following to the extent deducted and not already added back in calculating such net income: (a) interest expense for such period, (b) the provision for federal, state, local and foreign income Taxes payable for such period, (c) the amount of depreciation and amortization expense for such period, (d) other non-cash charges, expenses or losses including losses on the sale of rental equipment, support equipment and other assets, (e) crane lease expenses for rented cranes that are part of rental equipment, (f) one-time costs, professional fees and other expenses associated with the transactions contemplated by this Agreement, and minus the following to the extent included in calculating such net income: (w) interest income, (x) income Tax credits (to the extent not netted from income Taxes payable), (y) any extraordinary, unusual or non-recurring income receipts or gains including gains on the sale of rental equipment, support equipment and other assets and related Tax effects thereon, and (z) other non-cash income, receipts of gains (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period), all as determined in accordance with GAAP.

“Employee Plans” has the meaning set forth in Section 3.6(a).

“Employment Agreements” has the meaning set forth in Section 2.10(a)(7).

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“Environmental Laws” means all Laws, including federal, state, local, foreign, and international Laws, relating in any way to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), preservation or reclamation of natural resources, the climate, the presence, management or Release of or exposure to Hazardous Materials, or to human health and safety in respect of the foregoing, or the protection of endangered or threatened species.

“Environmental Liabilities” means all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements, and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

“Environmental Permits” has the meaning set forth in Section 3.11(b)(1).

“ERISA” has the meaning set forth in Section 3.6(a).

“ERISA Affiliate” has the meaning set forth in Section 3.6(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2.

“FCPA” has the meaning set forth in Section 3.15(a).

“Financial Statement Date” has the meaning set forth in Section 3.4(c).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Fundamental Representations” has the meaning set forth in Section 7.1.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any national, state, local, domestic, foreign, or international governmental or judicial, legislative, executive, administrative or regulatory authority, tribunal, agency, body, entity or commission, or other governmental, quasi-governmental, or regulatory authority or agency, domestic, foreign, or international.

“Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as hazardous, toxic, a pollutant, a contaminant, radioactive, or of similar classification, including petroleum or petroleum byproducts, asbestos in any form, polychlorinated biphenyls, ozone-depleting substances, or any other hazardous or toxic substance or chemical substance or waste that is prohibited, limited or regulated under any Environmental Law.

“HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, to the extent applicable if applicable at all in the context of this transaction.

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“Improvements” means all buildings, structures, fixtures and other improvements included in the Owned Real Property or Leased Real Property.

“Indebtedness” of any Person means, without duplication, (a) the principal of, accrued and unpaid interest and any premium or penalty in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable for; (b) all liabilities of such Person issued or assumed as the deferred purchase price of property (but excluding trade accounts payable incurred in the ordinary course); (c) all liabilities in respect of letters of credit and bank guarantees; (d) all liabilities for capitalized leases; (e) the amount of any net payments due upon settlement of outstanding hedges, swaps or similar arrangements; and (f) all obligations of the type referred to in clauses (a) through (e) of any Person the payment of which such Person is responsible or liable for, directly or indirectly, as obligor, guarantor or surety.

“Indemnitee” has the meaning set forth in Section 7.4.

“Indemnitor” has the meaning set forth in Section 7.4.

“Independent Accountant” has the meaning set forth in Section 2.6(d).

“Insolvency Proceeding” has the meaning set forth in Section 2.7(o).

“Intellectual Property” means and includes (i) patents, applications for patents (including divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (ii) inventions, discoveries, and ideas, whether patentable or not, in any jurisdiction; (iii) trademarks, service marks, brand names, certification marks, trade dress, assumed names, domain names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (iv) nonpublic information, trade secrets, know-how, formulae, processes, procedures, research records, records of invention, test information, market surveys, and confidential information, whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof by any Person; (v) writings and other works, whether copyrightable or not in any jurisdiction, and any renewals or extensions thereof; (vi) any similar intellectual property or proprietary rights; (vii) software, including all types of computer software programs, operating systems, application programs, software tools, firmware (including all types of firmware, firmware specifications, mask works, circuit layouts and hardware descriptions) and software imbedded in equipment, including both object code and source code, and all written or electronic data, documentation and materials that explain the structure or use of software or that were used in the development of software, including software specifications, or are used in the operation of the software (including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials, look-up tables and databases), whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof and registrations thereof in any jurisdiction, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; and (viii) any claims or causes of action (pending, threatened or which could be filed) arising out of any infringement or misappropriation of any of the foregoing.

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“Intellectual Property Assignment Agreement” has the meaning set forth in Section 2.10(a)(3).

“International Employee Plan” has the meaning set forth in Section 3.6(a).

“Inventories” has the meaning set forth in Section 2.1(j).

“IRS” means the Internal Revenue Service of the United States of America.

“Knowledge” of Seller with respect to any fact or matter means

(a)       an individual will be deemed to have “Knowledge” of a particular fact or matter only if such individual has actual knowledge of such fact or matter; and

(b)       an entity will be deemed to have “Knowledge” of a particular fact or matter only if any individual who, as of a given time of determination, is a director or officer and is specified on Section 1.1 of the Disclosure Schedule and has, or at any time had, Knowledge of such fact or matter.

“Law” has the meaning set forth in Section 3.10(a).

“Lease” has the meaning set forth in Section 6.1(l).

“Leased Real Property” means all real property described on Section 3.13(b) of the Disclosure Schedule that is not owned in fee simple by Seller that Seller either occupies or uses or has the right to occupy or use, together with all Improvements thereon (including construction in progress) and appurtenances thereto located on such real property.

“Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character, or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means, with respect to any property or asset, all pledges, liens, mortgages, charges, claims, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Material Adverse Effect” means any change, effect, event, development, fact, condition, circumstance or occurrence that, individually or in the aggregate, (a) could or could reasonably be expected to prevent or materially impair or materially delay the consummation of the transactions contemplated by this Agreement or (b) has had, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Business; provided however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change to the extent arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action expressly required to be taken (or omitted to be taken) by this Agreement or any other action taken at the written request of Purchaser; (vi) any changes in applicable legal requirements or accounting rules (including GAAP); (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Business to the extent attributable thereto; (viii) any natural or man-made disaster or acts of God or pandemic; or (ix) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) and clauses (vi) and (viii) above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate and material adverse effect on the Business compared to other participants in the industries in which the Business conducts its businesses.

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“Material Contract” has the meaning set forth in Section 3.14(a).

“Medicare” has the meaning ascribed to such term in the CARES Act.

“Members” means each of the equity holders of Seller.

“Net Adjustment Amount” means an amount, which may be positive or negative, equal to the Closing Net Working Capital as finally determined pursuant to Section 2.6 minus the Preliminary Net Working Capital as set forth on the Preliminary Closing Statement.

“Net Working Capital” means current assets (exclusive of cash), less current liabilities, all as determined in accordance with the Accounting Convention.

“Notice of Disagreement” has the meaning set forth in Section 2.6(c).

“Order” has the meaning set forth in Section 3.10(a).

“Owned Real Property” means all real property described on Section 3.13(a) of the Disclosure Schedule that is owned by Seller and used in the Business, and all of Sellers’ right, title, and interest in the Improvements located thereon, together with all water lines, rights of way, uses, licenses, hereditaments, tenements, and appurtenances belonging or appertaining thereto and any and all assignable warranties of third parties with respect thereto.

“Parties” has the meaning set forth in the preamble.

“Party” has the meaning set forth in the preamble.

“Permits” has the meaning set forth in Section 3.10(c).

“Permitted Lien” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and other Liens arising by operation of Law; (iii) Liens or security interests that arise or are incurred in the ordinary course of business relating to obligations not yet due on the part of Seller or secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (vii) pledges or deposits to secure the obligations under the existing indebtedness of Seller; (viii) all Liens created or incurred by any owner, landlord, sublandlord or other Person in title; and (ix) any other Liens which do not materially interfere with Seller’s use and enjoyment of real property or materially detract from or diminish the value thereof.

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“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

“Pre-Closing Date Share” means (a) with respect to any income Tax liability for a Straddle Period, the amount that would be due for the portion of the tax period beginning on the first day of such Straddle Period and ending on the Closing Date, based on an interim closing of the books as of the close of business on the Closing Date, and (b) with respect to any other Tax liability for a Straddle Period, the total amount due for the entire Straddle Period, multiplied by (x) the number of days in such Straddle Period on or before the Closing Date divided by (y) the total number of days in such Straddle Period.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Preliminary Closing Statement” has the meaning set forth in Section 2.6(a).

“Preliminary Earn-Out Payment” has the meaning set forth in Section 2.7(f).

“Preliminary Earn-Out Report” has the meaning set forth in Section 2.7(f).

“Preliminary Earn-Out Statement” has the meaning set forth in Section 2.7(f).

“Preliminary Net Working Capital” has the meaning set forth in Section 2.6(a).

“Proceeding” has the meaning set forth in Section 7.4.

“Product” means (A) any product or service that Seller is leasing, renting, manufacturing, marketing, selling or developing on the date of this Agreement and (B) any other product or service that Seller has leased, rented, marketed, sold, or developed at any time during the three (3) year period immediately prior to the date of this Agreement.

“Promissory Note” means a promissory note issued by Seller to Buyer in the principal face amount of $3,000,000, substantially in the form set forth on Exhibit D, with such note to be drawn against for the sole purpose of satisfying any of Seller’s indemnification obligations to Buyer hereunder, and which will be cancellable on the 24 month anniversary of the date hereof assuming that as of such date there shall be no unresolved indemnification claims of Buyer.

“Purchase Price” has the meaning set forth in Section 2.5(a).

“Real Property Leases” means all real estate leases (including, any assignment of a real estate lease or sublease) pursuant to which Seller leases the Leased Real Property, and any and all assignable warranties of third parties with respect thereto, and any amendments, extensions and renewals of such real estate leases.

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“Real Property Taxes” means all ad valorem taxes imposed upon the Owned Real Property and any portion of the Leased Real Property, general assessments imposed with respect to the Leased Real Property and special assessments upon the Leased Real Property, whether payable in full or by installments prior to the Closing Date.

“Release” means any release, spill, leaking, dumping, pouring, emitting, emptying, pumping, discharge, injection, escaping, leaching, dispersal, disposal of or migration into or through the environment or within any building, structure, or facility.

“Representative” means Persons acting, directly or indirectly, on behalf of another Person, including such Person’s officers, directors, employees, representatives, agents, independent accountants, investment bankers, and counsel.

“Restricted Period” has the meaning set forth in Section 5.2(a).

“Retained Liabilities” has the meaning set forth in Section 2.4.

“Retaining Party” has the meaning set forth in Section 5.3(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in preamble.

“Seller Employers” has the meaning set forth in Section 3.7(a).

“Seller Indemnitee” has the meaning set forth in Section 7.2.

“Seller Warranty Breach” has the meaning set forth in Section 7.2(a).

“Senior Agent” has the meaning set forth in Section 2.7(o).

“Senior Credit Agreement” has the meaning set forth in Section 2.7(o).

“Senior Lenders” has the meaning set forth in Section 2.7(o).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the shares or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax(es)” means any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed by a Governmental Authority with respect to such amounts (whether or not disputed).

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“Tax Returns” means all returns, amended returns, declarations, reports, claim for refund, estimates, statements regarding Taxes, and information returns, including any schedule or attachment thereto, whether on a consolidated, combined, unitary, or individual basis.

“Territory” means anywhere within the continental United States in which Seller has marketed or leased, rented or sold any Products at any time during the three (3) year period immediately prior to the date of this Agreement.

“Threshold Amount” has the meaning set forth in Section 7.6.

“Transfer Taxes” means all sales, use, transfer and all other non-income Taxes, and any fees incurred in connection with the purchase and sale of the Acquired Assets.

“WARN Act” has the meaning set forth in Section 3.7(h).

“Year One Earn-Out Measurement Period” has the meaning set forth in Section 2.7(b).

“Year One Earn-Out Payment” has the meaning set forth in Section 2.7(b).

“Year Three Earn-Out Measurement Period” has the meaning set forth in Section 2.7(d).

“Year Three Earn-Out Payment” has the meaning set forth in Section 2.7(d).

“Year Two Earn-Out Measurement Period” has the meaning set forth in Section 2.7(c).

“Year Two Earn-Out Payment” has the meaning set forth in Section 2.7(c).

Article II. Purchase and Sale of Assets.

Section 2.1.    Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey, and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the Acquired Assets, free and clear of all Liens, except for the Permitted Liens. “Acquired Assets” means all right, title, and interest in and to all of the assets of Seller, used and/or useful in the operation of the Business, including, without limitation, the following assets, but specifically excluding the Excluded Assets:

(a)       all of Sellers’ rights in, to, and under the Leased Real Property;

(b)       all tangible personal property and rights thereto (whether as owner, lessor, lessee or otherwise), including, without limitation, all cranes and appurtenant machinery, equipment, instruments, gauges, wiring, tools, tooling, fixtures, material handling equipment, packaging equipment, and other plant and laboratory equipment, furniture, office equipment, cars, trucks, forklifts, and other vehicles;

(c)       all Intellectual Property, associated goodwill, related licenses and sublicenses (in each case, whether granted or obtained), and other rights, remedies against infringements of, and rights to protection of interests in Intellectual Property under the Laws of all jurisdictions;

(d)       the contracts (including real property leases) listed on Section 2.1(d) of the Disclosure Schedule and all associated rights of Seller (the “Assumed Contracts”);

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(e)       all notes receivable, trade receivables, accounts receivable, commissions, and other receivables and rights to payment of Seller;

(f)       all franchises, approvals, Permits, licenses, orders, registrations, certificates, variances, and similar rights obtained by, on behalf of, or for the benefit of Seller from any Governmental Authority;

(g)       all books, records, ledgers, files, documents, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, correspondence with any Governmental Authority, operation manuals and procedures, sales/marketing material and records (including pricing history, total sales, terms and conditions of sale, sale and pricing policies and practices), strategic plans, lists, plats, architectural plans, drawings, specifications, creative materials, advertising, marketing and promotional materials, studies, reports, and other printed or written materials used and/or useful in the operation of the Business;

(h)       all prepaid expenses; all choses in action, causes of action (except for those causes of action that are related exclusively to any of the Excluded Assets), claims, and demands of Seller (whether known or unknown, matured or unmatured, accrued or contingent), including rights to returned or repossessed goods and rights as an unpaid vendor; rights of recovery, rights of warranty and indemnity, rights to product liability insurance proceeds, rights of set-off and rights of recoupment; all security deposits, utility deposits and other deposits; all marketing and advertising materials, all supplies and miscellaneous assets; the Uniform Product Code symbols of Seller; and the use of any telephone numbers that are used in the operation of the Business;

(i)       all assets identified on Section 2.1(i) of the Disclosure Schedule;

(j)       all inventories of Seller, wherever located, including all products held for leasing and sale, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the leasing and sale of cranes and other finished goods, including all cranes listed as “Assets Held for Sale” in Section 2.1(j) of the Disclosure Schedule (“Inventories”);

(k)       all claims of Seller against third parties relating to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed on Section 2. 1(k) of the Disclosure Schedule;

(l)       all insurance contracts and policies relating to the Business, including those set forth on Section 3.16 of the Disclosure Schedule, to the extent assignable, as well as all insurance benefits, including rights and proceeds, arising from or relating to the Acquired Assets or the Assumed Liabilities prior to the Closing, unless expended in accordance with this Agreement;

(m)       those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed on Section 2.1(m) of the Disclosure Schedule;

(n)       all rights to use, and all associated goodwill related to, the name “Circle 8 Crane Services LLC” in the continued operation of the Business by the Buyer following the Closing Date; and

(o)       all of Seller’s rights under warranties, indemnities, and all similar rights against third parties to the extent related to the Acquired Assets.

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Section 2.2.    “Excluded Assets” means:

(a)       the Owned Real Property;

(b)       all cash, cash equivalents, short-term investments and marketable securities of Seller, wherever located; and

(c)       the assets, properties, and rights specifically listed and described on Section 2.2(c) of the Disclosure Schedule.

Section 2.3.     Assumption of Liabilities. At the Closing, Buyer shall assume and agree to pay or discharge when due in accordance with their respective terms, only the following liabilities of the Seller (the “Assumed Liabilities”): (a) those liabilities (including equipment term notes of up to $12.0 million) listed in Section 2.3 of the Disclosure Schedule; and (b) all obligations under contracts listed on Section 3.14 of the Disclosure Schedule and which contracts have been provided to Buyer, but only to the extent that such obligations are required to be performed after the Closing Date, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing. Buyer shall not assume or be liable for any liabilities or obligations of Seller arising at or prior to the Closing unless identified herein or in Section 2.3 of the Disclosure Schedule.

Section 2.4.    Retained Liabilities. Notwithstanding anything to the contrary contained in Section 2.3 or elsewhere in this Agreement, Seller shall maintain sole responsibility of, and solely shall retain, pay, perform, and discharge, all liabilities of Seller other than the Assumed Liabilities, including, without limitation, the following (collectively, the “Retained Liabilities”):

(a)       The following Liabilities for Taxes: (i) any and all Taxes for any Pre-Closing Tax Period relating to the Acquired Assets; (ii) any and all Taxes relating to the Excluded Assets; (iii) the Pre-Closing Date Share of any and all Taxes relating to the Acquired Assets with respect to any Straddle Period; (iv) any and all Transfer Taxes, (v) any employment Taxes paid or to be paid by Seller for any reason whatsoever, and (v) any deferred Taxes of any nature (including under the CARES Act or any analogous Law);

(b)       any Liability under any Contract that is not an Assumed Contract plus any Liability under an Assumed Contract that is not assumed by Buyer, including any Liability arising out of or relating to Seller’s credit facilities, any security interest related thereto, or any warranty claim;

(c)       any Liability under any Employee Plans, International Employee Plans, or any other employee benefit plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or other equity compensation or profit-sharing plans, healthcare plans or benefits, incentive compensation, nonqualified deferred compensation, or any other employee plans or benefits of any kind for Seller’s employees or former employees or both, including any Liability with respect to the payment of bonuses for any reason;

(d)       any Liability under any employment, severance, change of control, retention or termination agreement with any employee of Seller or any of its Affiliates;

(e)       any Liability of Seller to any Member or Affiliate of Seller, other than Liabilities incurred in the ordinary course of business;

(f)       any Liability to indemnify, reimburse or advance amounts to any officer, director, employee, or agent of Seller, other than Liabilities incurred in the ordinary course of business;

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(g)       any Liability to distribute to or otherwise apply to any of the Members all or any part of the consideration received hereunder;

(h)       any Liability arising out of any Proceeding pending as of the Closing;

(i)       any Liability arising out of any Proceeding commenced after the Closing and arising out of or relating to any occurrence or event happening prior to the Closing;

(j)       any Liability arising out of or resulting from Seller’s compliance or noncompliance with any Law or Order of any Governmental Authority;

(k)       any Liability of Seller under this Agreement or any other document executed in connection with the transactions contemplated hereby, including any Liability of Seller for expenses incurred by Seller or its Affiliates in connection with this Agreement and any Liability of Seller for any bonuses, commissions, or incentive payments paid or payable to any Person by reason of the consummation of the transactions contemplated hereby; and

(l)       any Liability of Seller based upon Seller’s acts or omissions occurring after the Closing.

Section 2.5.    Purchase Price.

(a)       Subject to adjustment pursuant to Section 2.6, as total consideration for the Acquired Assets (the “Purchase Price”) Buyer shall deliver the items required pursuant to Section 2.5(b) (including the payment of the Earn-Out Payments, if any, that may become earned and due pursuant to Section 2.7).

(b)       As part of the payment of the Purchase Price, Buyer shall deliver the following on the Closing Date, except with respect to the Earn-Out Payments which shall be paid, if earned and due, in connection with Section 2.7:

(1)       Rollover Equity: Buyer shall issue to Seller 6,000 Class D Interests in Circle 8 Holdco LLC (“Holdco”), the sole owner of the equity interests of Buyer, representing a profits interest of six percent (6%) of all proceeds payable to the holders of Class A Units and Class D Units above the profits interest threshold amount as of Closing.

(2)       Earn Out: See Section 2.7 below.

(3)       Management Incentive Program: Buyer shall establish a management equity incentive plan that will represent when initially established an aggregate of ten percent (10%) equity ownership interest of Holdco, 67.5% of which will be Class C Units of Holdco to be allocated to Continuing Employees (consisting of an aggregate of 10,000 Class C Units) and 32.5% of which will be Class D Units of Holdco to be allocated to employees hired in the future by Buyer (consisting of an aggregate of 3,250 Class D Units). Any Class C Units or Class D Units granted pursuant to the management equity incentive plan will vest over a five (5) year period from the applicable grant date, with (i) 50% of each grant being subject to time-based vesting at an annual rate of 20% of the applicable grant, and (ii) 50% of each grant being subject to milestone-based vesting, 25% of which will vest upon Buyer’s achievement of a 20% internal rate of return from the operation of the Business and 75% of which will vest upon Buyer’s achievement of a 25% internal rate of return from the operation of the Business; provided, however, that notwithstanding the forgoing, the incentive equity granted to Allen Bryson will have a three (3) year vesting period.

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(4)       Cash: Buyer will be capitalized with immediately-available funds in the aggregate amount of $16,000,000, which shall be distributed as follows: (i) up to $1,350,000 will be used to pay the expenses of Buyer and Seller incurred in connection with their negotiation, preparation, execution, delivery, performance and enforcement of this Agreement; (ii) approximately $3,000,000 will be used to pay off the Trive Subordinated Debt facility in full; (iii) and approximately $11,650,000 to pay down a portion of the Indebtedness owing to CIT Northbridge Credit LLC and certain lenders, and (iv) any remaining amount to be retained by the Buyer as working capital to operate the Business post-closing.

Section 2.6.    Purchase Price Adjustment.

(a)       Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a written statement (the “Preliminary Closing Statement”) setting forth Seller’s good faith estimate of the calculation of the Net Working Capital as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Preliminary Net Working Capital”), prepared in accordance with the Accounting Convention using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such Preliminary Closing Statement was being prepared and audited as of a fiscal year end. Not less than one (1) Business Day prior to the Closing Date, Buyer shall notify Seller of its good faith objections, if any, to the Preliminary Closing Statement. Seller shall consider in good faith Buyer’s objections to the Preliminary Closing Statement calculations and may (if Buyer reasonably determines such objections are accurate) revise such calculations, which revised calculations shall become the applicable and final Preliminary Closing Statement.

(b)       Within ninety (90) days after the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Seller a written statement (the “Closing Statement”) that shall set forth a calculation of the actual Net Working Capital as of 11:59 p.m. on the day immediately prior to the Closing Date (the “Closing Net Working Capital”), prepared in accordance with the Accounting Convention using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end and based exclusively on the facts and circumstances as they existed prior to the Closing, excluding the effects of any event, act, change in circumstances, or similar development arising or occurring on or after the Closing Date.

(c)       During the twenty (20) Business Day period following Seller’s receipt of the Closing Statement, Buyer shall cooperate with Seller and its Representatives to provide them with any information used in preparing the Closing Statement reasonably requested by Seller and its Representatives and reasonably available to Buyer. The Closing Statement shall become final and binding on the twentieth (20th) Business Day following delivery thereof, unless prior to the end of such period, Seller delivers to Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any disputed item.

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(d)       During the twenty (20) Business Day period following delivery of a Notice of Disagreement by Seller to Buyer, the Parties in good faith shall seek to resolve in writing any differences that they may have with respect to the matters specified therein. During such twenty (20) Business Day period, Seller shall cooperate with Buyer and its Representatives to provide them with any and all information used in preparing the Notice of Disagreement reasonably requested by Buyer or its Representatives available to Seller. Any disputed items resolved in writing between Buyer and Seller within such twenty (20) Business Day period shall be final and binding with respect to such items, and if Seller and Buyer agree in writing on the resolution of each disputed item specified by Seller in the Notice of Disagreement, the Closing Statement (including the calculation of the Closing Net Working Capital) so determined shall be final and binding on the Parties for all purposes hereunder. If Seller and Buyer have not resolved all such differences by the end of such twenty (20) Business Day period, Seller and Buyer shall jointly submit, in writing, to a mutually acceptable independent public accounting firm of national recognition other than Seller’s accountants or Buyer’s accountants (the “Independent Accountant”), their briefs detailing their views as to the nature and amount of each item remaining in dispute and the calculation of the Closing Net Working Capital, and the Independent Accountant shall make a written determination as to each such disputed item and the calculation of the Closing Net Working Capital, which determination shall be final and binding on the Parties for all purposes hereunder. The Independent Accountant shall be authorized to resolve only those items remaining in dispute between the Parties in accordance with the standards set forth in this Section 2.6 and only within the range of the difference between Buyer’s position with respect thereto and Seller’s position with respect thereto. The determination of the Independent Accountant shall be based solely on the briefs submitted by the Parties and not on independent review and shall be accompanied by a certificate of the Independent Accountant that it reached such determination in accordance with this Section 2.6. Seller and Buyer shall each use its commercially reasonable efforts to cause the Independent Accountant to render a written decision resolving the matters submitted to it within twenty (20) Business Days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accountant in any court referred to in Section 9.3. It is the intent of the Parties hereto that the dispute resolution procedure set forth in this Section 2.6 and the activities of the Independent Accountant in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including, in particular, but without limitation, rules with respect to procedures and discovery). The costs of any dispute resolution pursuant to this clause (d), including the fees and expenses of the Independent Accountant and of any enforcement of the determination thereof, shall be borne by Buyer and Seller in inverse proportion as they may prevail on matters resolved by the Independent Accountant, which proportionate allocations shall also be determined by the Independent Accountant at the time the determination of the Independent Accountant is rendered on the merits of the matters submitted.

(e)       The fees and disbursements of the Representatives of each Party incurred in connection with their preparation or review of the Closing Statement (including the computation of the Closing Net Working Capital) and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such Party.

(f)       Upon final determination of the Closing Net Working Capital pursuant to this Section 2.6, if the Net Adjustment Amount is negative (in which case the Net Adjustment Amount for purposes of this Section 2.6(f) shall be deemed to be equal to the absolute value of such amount), the Purchase Price shall be adjusted downward in an amount equal to the Net Adjustment Amount, and Seller shall pay to Buyer such amount no later than five (5) Business Days after the determination of the Purchase Price by wire transfer of immediately available funds as set forth in Section 2.5.

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Section 2.7.     Earn-Out/Allocation.

(a)       Seller shall be entitled to receive an Earn-Out Payment to be determined and paid in accordance with, and subject to the conditions of, this Section 2.7. Notwithstanding any other provision of this Agreement to the contrary, the maximum aggregate amount payable pursuant to this Section 2.7 is $2,100,000.

(b)       With respect to the period beginning on the day following the Closing Date and ending on the date that is the twelve (12) month anniversary of the Closing Date (the “Year One Earn-Out Measurement Period”), Seller shall be entitled to receive a payment (the “Year One Earn-Out Payment”) calculated as follows:

(1)       if EBITDA during the Year One Earn-Out Measurement Period is less than $5,747,700.00, the Year One Earn-Out Payment shall be zero;

(2)       if EBITDA during the Year One Earn-Out Measurement Period is equal to or greater than the $5,747,700.00, and EBITDA during the Year One Earn-Out Measurement Period plus any Carry Back Amount from the Year-Two Earn-Out Measurement Period is less than $8,620,400.00, the Year One Earn-Out Payment shall be equal to $280,000.00;

(3)       if EBITDA during the Year One Earn-Out Measurement Period is equal to or greater than $8,620,400.00 and EBITDA during the Year One Earn-Out Measurement Period plus any Carry Back Amount from the Year-Two Earn-Out Measurement Period is less than $11,494,250.00, the Year One Earn-Out Payment shall be equal to $420,000.00;

(4)       if EBITDA during the Year One Earn-Out Measurement Period is equal to or greater than $11,494,250.00, and EBITDA during the Year One Earn-Out Measurement Period plus any Carry Back Amount from the Year-Two Earn-Out Measurement Period is less than $14,368,100.00, the Year One Earn-Out Payment shall be equal to $560,000.00; and

(5)       if EBITDA during the Year One Earn-Out Measurement Period is equal to or greater than $14,368,100.00 and EBITDA during the Year One Earn-Out Measurement Period plus any Carry Back Amount from the Year-Two Earn-Out Measurement Period, the Year One Earn-Out Payment shall be equal to $700,000.00.

(c)       With respect to the period beginning on the day following the twelve (12) month anniversary of the Closing Date and ending on the date that is the twenty four (24) month anniversary of the Closing Date (the “Year Two Earn-Out Measurement Period”), Seller shall be entitled to receive a payment (the “Year Two Earn-Out Payment”) calculated as follows:

(1)       if EBITDA during the Year Two Earn-Out Measurement Period is less than $6,609,885.00, the Year Two Earn-Out Payment shall be zero;

(2)       if EBITDA during the Year Two Earn-Out Measurement Period is equal to or greater than $6,609,885.00, and EBITDA during the Year Two Earn-Out Measurement Period plus (i) any Carry Over Amount from the Year-One Earn-Out Measurement Period, or (ii) any Carry Back Amount from the Year-Three Earn-Out Measurement Period, is less than $9,913,460.00, the Year Two Earn-Out Payment shall be equal to $280,000.00;

(3)       if EBITDA during the Year Two Earn-Out Measurement Period is equal to or greater than $6,609,885.00, and EBITDA during the Year Two Earn-Out Measurement Period plus (i) any Carry Over Amount from the Year-One Earn-Out Measurement Period, or (ii) any Carry Back Amount from the Year-Three Earn-Out Measurement Period, is equal to or greater than $9,913,460.00 and less than $13,218,388.00, the Year Two Earn-Out Payment shall be equal to $420,000.00;

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(4)       if EBITDA during the Year Two Earn-Out Measurement Period is equal to or greater than $6,609,885.00, and EBITDA during the Year Two Earn-Out Measurement Period plus (i) any Carry Over Amount from the Year-One Earn-Out Measurement Period, or (ii) any Carry Back Amount from the Year-Three Earn-Out Measurement Period, is equal to or greater than $13,218,388.00, and less than $16,523,315.00, the Year Two Earn-Out Payment shall be equal to $560,000.00; and

(5)       if EBITDA during the Year Two Earn-Out Measurement Period is equal to or greater than $6,609,885.00, and EBITDA during the Year Two Earn-Out Measurement Period plus (i) any Carry Over Amount from the Year-One Earn-Out Measurement Period, or (ii) any Carry Back Amount from the Year-Three Earn-Out Measurement Period, is equal to or greater than $16,523,315.00, the Year Two Earn-Out Payment shall be equal to $700,000.00.

(d)       With respect to the period beginning on the day following the twenty four (24) month anniversary of the Closing Date and ending on the date that is the thirty six (36) month anniversary of the Closing Date (the “Year Three Earn-Out Measurement Period”), Seller shall be entitled to receive a payment (the “Year Three Earn-Out Payment”) calculated as follows:

(1)       if EBITDA during the Year Three Earn-Out Measurement Period is less than $7,601,333.00, the Year Three Earn-Out Payment shall be zero;

(2)       if EBITDA during the Year Three Earn-Out Measurement Period is equal to or greater than $7,601,333.00, and EBITDA during the Year Three Earn-Out Measurement Period plus any Carry Over Amount from the Year-Two Earn-Out Measurement Period is less than $11,400,479.00, the Year Three Earn-Out Payment shall be equal to $280,000.00;

(3)       if EBITDA during the Year Three Earn-Out Measurement Period is equal to or greater than $7,601,333.00, and EBITDA during the Year Three Earn-Out Measurement Period plus any Carry Over Amount from the Year-Two Earn-Out Measurement Period is equal to or greater than $11,400,479.00 and less than $15,201,146.00, the Year Three Earn-Out Payment shall be equal to $420,000.00;

(4)       if EBITDA during the Year Three Earn-Out Measurement Period is equal to or greater than $7,601,333.00, and EBITDA during the Year Three Earn-Out Measurement Period plus any Carry Over Amount from the Year-Two Earn-Out Measurement Period is equal to or greater than $15,201,146.00, and less than $19,001,812.00, the Year Three Earn-Out Payment shall be equal to $560,000.00; and

(5)       if EBITDA during the Year Three Earn-Out Measurement Period is equal to or greater than $7,601,333.00, and EBITDA during the Year Three Earn-Out Measurement Period plus any Carry Over Amount from the Year-Two Earn-Out Measurement Period is equal to or greater than $19,001,812.00, the Year Three Earn-Out Payment shall be equal to $700,000.00.

As used herein, the following terms shall have the meanings set forth below:

“Carry Over Amount from the Year-One Earn-Out Measurement Period” shall mean the product of (X) the dollar value of EBITDA during the Year One Earn-Out Measurement Period above $14,368,100.00 multiplied by (Y) 0.25.

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“Carry Over Amount from the Year-Two Earn-Out Measurement Period” shall mean the product of (X) the dollar value of EBITDA during the Year Two Earn-Out Measurement Period above $16,523,315.00 multiplied by (Y) 0.25.

“Carry Back Amount from the Year-Two Earn-Out Measurement Period” shall mean the product of (X) the dollar value of EBITDA during the Year Two Earn-Out Measurement Period above $16,523,315.00 multiplied by (Y) 0.25.

“Carry Back Amount from the Year-Three Earn-Out Measurement Period” shall mean the product of (X) the dollar value of EBITDA during the Year Three Earn-Out Measurement Period above $19,001,812.00 multiplied by (Y) 0.25.

Application of any Carry Over Amount or Carry Back Amount in the calculations described in this Section 2.7(d) shall be at the election of Seller. For the avoidance of doubt, (i) Seller may elect to utilize either the Carry Over Amount from the Year-One Earn-Out Measurement Period or the Carry Back Amount from the Year-Three Measurement Period for purposes of the Year-Two Earn-Out Measurement Period, but not both; and (ii) any amount of the Carry Over Amount from the Year-Two Earn-Out Measurement Period elected to be utilized by Seller for purposes of the Year-Three Earn-Out Measurement Period shall be deducted from the balance of the Carry Back Amount from the Year-Two Earn-Out Measurement Period.

(e)       As promptly as practicable following the end of the applicable Earn-Out Measurement Period Buyer shall prepare and deliver to Seller a preliminary report (the “Preliminary Earn-Out Report”) which shall include (i) an income statement for the applicable Earn-Out Measurement Period, which income statement shall be prepared in accordance with the Accounting Convention and consistent with the principles and methodologies used in the preparation of the Financial Statements (the “Preliminary Earn-Out Statement”) and (ii) Buyer’s calculation of the applicable Earn-Out Payment (the “Preliminary Earn-Out Payment”).

(f)       Promptly following receipt of the Preliminary Earn-Out Report, Seller may review the same and, within thirty (30) days after the date of such receipt, may deliver to Buyer a certificate setting forth any objections to the Preliminary Earn-Out Statement and the Preliminary Earn-Out Payment as set forth in the Preliminary Earn-Out Report, together with a summary of the reasons therefore and calculations which, in its view, are necessary to eliminate such objections (an “Earn-Out Objection Notice”). If Seller does not so object within such thirty (30) day period, the Preliminary Earn-Out Statement and the Preliminary Earn-Out Payment set forth in the Preliminary Earn-Out Report shall be final and binding as the “Final Earn-Out Statement” and the Earn-Out Payment, respectively, for such applicable Earn-Out Measurement Period for purposes of this Agreement.

(g)       If Seller timely delivers to Buyer an Earn-Out Objection Notice in proper form in accordance with Section 2.7.(f), Buyer and Seller shall use commercially reasonable efforts to resolve by written agreement (the “Agreed Earn-Out Adjustments”) any differences as to the Preliminary Earn-Out Statement and the Preliminary Earn-Out Payment and, if Seller and Buyer so resolve any such differences, the Preliminary Earn-Out Statement and the Preliminary Earn-Out Payment set forth in the Preliminary Earn-Out Report, as adjusted by the Agreed Earn-Out Adjustments, shall be final and binding as the Final Earn-Out Statement and Earn-Out Payment, respectively, for the applicable Earn-Out Measurement Period for purposes of this Agreement.

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(h)       If any objections raised by Seller in its Earn-Out Objection Notice are not resolved by the Agreed Earn-Out Adjustments within the thirty (30) day period following the receipt by Buyer of the Earn-Out Objection Notice, then Buyer and Seller shall submit the objections that are then unresolved to the Independent Accountant. The Independent Accountant shall resolve the unresolved objections (based solely on the presentations by Buyer and by Seller as to whether any disputed matter had been determined in accordance with the Accounting Convention and in a manner consistent with the principles and methodologies used in the preparation of the Financial Statements) and shall deliver to Buyer and Seller, as promptly as reasonably practicable and in any event within thirty (30) days after its appointment, a written report setting forth its resolution of the disputed matters determined in accordance with the terms herein. The Preliminary Earn-Out Statement and the Preliminary Earn-Out Payment, after giving effect to any Agreed Earn-Out Adjustments and to the resolution of disputed matters by the Independent Accountant, shall be final and binding as the Final Earn-Out Statement and the Earn-Out Payment, respectively, for such applicable Earn-Out Measurement Period for purposes of this Agreement.

(i)       The parties hereto shall make available to Buyer, Seller and, if applicable, the Independent Accountant, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review a Preliminary Earn-Out Report, an Earn-Out Objection Notice or any matters submitted to the Independent Accountant. The fees and expenses of the Independent Accountant hereunder shall be borne equally by Buyer, on the one hand, and Seller, on the other hand.

(j)       The parties agree that the procedures set forth herein with respect to the Preliminary Earn-Out Report are not intended to permit the introduction of different accounting methods, policies, practices, procedures, classifications or estimation methodologies from those used in the preparation of the Financial Statements. No adjustment under this Section 2.7 shall limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(k)       Seller acknowledges and agrees that Buyer (i) shall utilize its commercially reasonable efforts to operate the Business in accordance with past custom and practice, (ii) shall have sole and absolute discretion regarding the operation of the Business, including without limitation with respect to making employment, personnel and staffing decisions related to the Business and determining whether or not to make capital investments in the Business, provide credit support to the Business or provide guarantees of the obligations of the Business, and (iii) shall not be required to operate the Business so as to maximize the Earn-Out Payment. Notwithstanding the above, in the event that Buyer, during an Earn-Out Measurement Period, consummates a material business transaction (e.g., major acquisition, divestiture, restructuring or assumption of debt) that affects the financial performance of the Business, Buyer and Seller agree to calculate for the then-applicable Earn-Out Measurement Period and all future Earn-Out Measurement Periods, for purposes of computing the entitlement to the Earn-Out Payment, EBITDA as if the material business transaction had not been consummated.

(l)       Subject to Section 2.7(o), payment of the Earn-Out Payment shall be subject to setoff and reduction under the indemnification provisions of Article VII hereof.

(m)       The rights of Seller to the Earn-Out Payment is personal to Seller and shall only be transferable by operation of law, by will or the laws of descent and distribution or to the Members following the dissolution of Seller. Any attempted transfer of such right by Seller (other than as permitted by the immediately preceding sentence) or any transferee of Seller shall be null and void.

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(n)       Seller hereby acknowledges and agrees that no Earn-Out Payment nor any portion thereof shall be made or accepted to the extent such payment is not permitted by that certain Loan, Security and Guarantee Agreement dated as of the Closing Date by and among Buyer, certain affiliates of Buyer, the lenders party thereto (the "Senior Lenders") and CIT Northbridge Credit LLC, as administrative agent for the Senior Lenders (together with its successors and assigns, "Senior Agent"), as such Loan, Security and Guarantee Agreement may from time to time be amended, restated, supplemented or otherwise modified (the "Senior Credit Agreement"). If any payment on account of any Earn-Out Payment not permitted to be made or accepted pursuant to this Section 2.7(o) is made and received by or on behalf of Seller, such payment shall be promptly paid over to the Senior Agent. The Senior Agent and Senior Lenders are intended third party beneficiaries of this Section 2.7(o) such that (i) the provisions hereof may not be waived or otherwise modified without the written consent of the Senior Agent, (ii) the Senior Agent may directly enforce the provisions of this Section 2.7(o) against Buyer, Seller and any other applicable party, and (iii) all rights of the Senior Agent pursuant to this Section 2.7(o) and all obligations of the Buyer and/or Seller under this Section 2.7(o) shall remain in full force and effect irrespective of any amendment, subordination, avoidance, invalidation or other modification of or with respect to the Senior Credit Agreement and/or any indebtedness, obligations or liabilities thereunder, any release of collateral, or any other circumstance which might otherwise constitute a defense available to Buyer or any other party in respect of the Obligations (as defined in the Senior Credit Agreement) or of Seller in respect of any provisions of this Section 2.7(o). Until all of the Obligations have been paid in full in cash (and all commitments under the Senior Credit Agreement have been terminated), (A) this Agreement may not be amended in any manner adverse to Senior Agent or Senior Lenders (it being agreed and understood that any amendment to Section 2.7 or any amendment that otherwise modifies any Earn-Out Payment (other than any amendment to lower the amount of such Earn-Out Payment or extend the due date for payment of such Earn-Out Payment) shall be adverse to the Senior Agent and Senior Lenders), (B) Seller agrees not to participate in any action challenging the validity or priority of all or any portion of the Obligations or any security interests securing all or any portion of the Obligations and (C) Buyer and Seller agree that any and all Earn-Out Payments shall be and remain unsecured. Any attempted assignment by Seller of any of its rights with respect to any Earn-Out Payment shall be void unless the assignee thereof shall agree in writing that it is bound by the terms of Section 2.7(o). The Parties hereto intend and agree that the provisions of this Section 2.7(o) shall be enforceable against Buyer and Seller in any bankruptcy, reorganization, liquidation or similar insolvency proceeding under any bankruptcy, insolvency or similar law (an "Insolvency Proceeding"). In the event of any Insolvency Proceeding involving Buyer, the Obligations shall first be paid in full in cash (and all commitments under the Senior Credit Agreement shall be terminated) before any payment shall be made to Seller with respect to all or any portion of any Earn-Out Payments. If any Earn-Out Payment is not paid when earned and due because of the restrictions of this Section 2.7(o), such Earn-Out Payment shall be suspended until such time as it can be paid without violating the Senior Credit Agreement after which any such Earn-Out Payments will be paid as promptly as possible.

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Section 2.8.    Allocation. The Parties agree to allocate the Purchase Price (other than amounts constituting imputed interest under the Code and analogous provisions of state and local Law), including the Earn Out (and all other capitalizable costs), the Assumed Liabilities that are liabilities for Tax purposes and any other items constituting consideration for tax purposes, among the Acquired Assets for all purposes (including financial accounting and Tax purposes) in accordance with Section 1060 of the Code and Treasury regulations issued thereunder and the allocation schedule attached to this Agreement as Exhibit A (the “Purchase Price Allocation”). Buyer shall prepare and deliver the Purchase Price Allocation to Seller within forty-five (45) days after the Net Adjustment Amount is determined pursuant to Section 2.6. Seller and Buyer shall prepare (and shall cause their Affiliates to prepare) their Tax Returns, including IRS Form 8594, consistent with the Purchase Price Allocation. Upon receipt of the Purchase Price Allocation, Seller shall have ten (10) days to review and notify Buyer of its good faith objections, if any. If Seller does not provide comments to Buyer within ten (10) days, the Purchase Price Allocation as drafted by Buyer shall be final and finding on the Parties. If any objections raised by Seller are not resolved within the thirty (30) day period following the receipt by Buyer of notice of such objection, then Buyer and Seller shall submit the objections that remain unresolved to the Independent Accountant. The Independent Account shall resolve the unresolved objections pursuant to the dispute resolution mechanism in set forth in Section 2.6(d) (based solely on the presentations by Buyer and by Seller and consistent with this Section 2.8) and shall deliver to Buyer and Seller, as promptly as reasonably practicable and in any event within thirty (30) days after its appointment, a written report setting forth its resolution of the disputed matters determined in accordance with the terms herein. The Purchase Price Allocation, after giving effect to the resolution of dispute matters by the Independent Accountant, shall be final and binding.

The Purchase Price Allocation shall be adjusted in accordance with the procedure set forth in this Section 2.8 to account for any adjustment to the Purchase Price pursuant to this Agreement, and Buyer and Seller shall file supplemental IRS Forms 8594 consistent with such adjustment. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

Section 2.9.    Closing Date. Subject to the satisfaction of the conditions in Article VI, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of documents in portable document format (pdf), via email or facsimile transmission and exchange of hard-copy documents by mutual agreement of the Parties, by 5:00 p.m. EST, on a date mutually agreed upon by the Parties which shall be no later than December 9, 2022. The date and time at which the Closing occurs is referred to as the “Closing Date.” Subject to Section 8.1 of this Agreement, failure of the Closing to occur on the Closing Date will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Section 8.1.

Section 2.10.    Closing Deliverables. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)       Seller shall deliver to Buyer, together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof:

(1)       Bill of Sale and Assignment and Assumption Agreement. Seller shall deliver a bill of sale for all of the Acquired Assets that are tangible personal property and an assignment and assumption agreement for the assumed liabilities in the form set forth in Exhibit B (the “Bill of Sale and Assignment and Assumption Agreement”), duly executed by Seller;

(2)       Intellectual Property Assignment. Seller shall deliver assignments of all Intellectual Property Assets and separate assignments of all registered trademarks, patents and copyrights substantially in the form set forth in Exhibit C (the “Intellectual Property Assignment Agreement”), duly executed by Seller;

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(3)       Promissory Note. Seller shall deliver the Promissory Note in the form set forth in Exhibit D duly executed by Seller;

(4)       Release of Liens; Permits. Seller shall deliver documentation satisfactory to Buyer in its sole discretion evidencing the release, or authorizing the release, of any Liens existing as of the Closing Date on any of the Acquired Assets except with regard to any Assumed Liabilities as expressly approved in writing by Buyer;

(5)       Employment Agreements. Seller shall deliver employment agreement(s) in the form of Exhibit E (the “Employment Agreement”) and the restrictive covenant agreements in the form of Exhibit F (the “Restrictive Covenant Agreements”), in each case duly executed by applicable employees;

(6)       Officer’s Certificate. Seller shall deliver a certificate executed by an officer of Seller certifying the accuracy of its representations and warranties as of the date hereof and as of the Closing in accordance with Section 6.1(a) and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 6.1(b);

(7)       Secretary’s Certificate. Seller shall deliver a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the certificate of formation and operating agreement of Seller, certifying and attaching all requisite resolutions or actions of Seller’s managers, members and other applicable constituents approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the transactions contemplated hereby;

(8)       Instruments of Transfer. Seller shall have delivered to Buyer such warranty deeds, quitclaim deeds, bills of sale, motor vehicle titles, endorsements, assignments, endorsements, licenses, and other good and sufficient instruments of conveyance and transfer and any other instruments reasonably deemed appropriate by counsel to Buyer all in form and substance reasonably satisfactory to counsel to Buyer to vest in Buyer all of Seller’s rights, title, and interest, including good, marketable, insurable and valid title, in and to all of the Acquired Assets owned by Seller, in each case, free and clear of all Liens and good, insurable (as to the Real Property Leases) and valid leasehold interests in and to all of the Acquired Assets leased by Seller as lessee, and all of Seller’s rights under all Contracts validly assigned to Buyer pursuant to this Agreement.

(9)       Assignment of Leases. Buyer shall have received consents to assignments from the landlords of the Leased Real Property;

(10)       Consents; Authorizations; Approval of Legal Matters. Buyer shall have received a true and correct copy of each consent and waiver that is (a) required for the assignment of the Assumed Contracts (including all documents evidencing Seller’s interest in the Leased Real Property), Permits, Intellectual Property, and other agreements and assets and (b) otherwise required for the execution, delivery, and performance of this Agreement by Seller. All Permits (including Environmental Permits) or Orders of any Governmental Authority shall have been obtained or otherwise assigned or transferred and reissued to Buyer to the extent permitted by Law or their terms, and Buyer shall be satisfied with the conditions, and restrictions of and obligations under each such Permit or Order;

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(11)       Name Change. Promptly following the Closing, Seller shall take all actions necessary to change the name of Seller and permit Buyer to change its name to “Circle 8 Crane Services LLC”; and

(12)       Miscellaneous. Seller shall deliver such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as reasonably may be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel, duly executed by Seller.

(13)       W-9. Seller (or other applicable Person) shall deliver and duly executed IRS Form W-9.

(b)       Buyer shall deliver to Seller:

(1)       Closing Consideration. Buyer shall deliver the Purchase Price by wire transfer to an account specified by Seller in a writing delivered to Buyer at least five (5) Business Days prior to the Closing Date;

(2)       Evidence of Rollover Equity. Buyer shall deliver evidence of the issuance of the Class D Units of Holdco contemplated by Section 2.5(b)(1) above;

(3)       Bill of Sale and Assignment and Assumption Agreement. Buyer shall deliver the Bill of Sale and Assignment and Assumption Agreement, duly executed by Buyer;

(4)       Intellectual Property Assignment. Buyer shall deliver the Intellectual Property Assignment Agreement duly executed by Buyer;

(5)       Employment Agreements. Buyer shall deliver the Employment Agreements and the Restrictive Covenant Agreements duly executed by Buyer;

(6)       Officer’s Certificate. Buyer shall deliver a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date hereof and as of the Closing and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Sections 6.2(a) and (b); and

(7)       Consents and Approvals. Buyer shall deliver all applicable consents and approvals in accordance with Section 6.2(c).

Section 2.11.    Third-Party Consents. To the extent that Seller’s rights under any of the Assumed Contracts or any other Acquired Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach or be unlawful, and Seller, at its sole expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law, shall act after the Closing as Buyer’s agent in order to obtain for it without cost to Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by Law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

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Section 2.12.    Withholding. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to the Seller hereunder.

Article III. Representations and Warranties of Seller.

Except as set forth in the Disclosure Schedule, Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing as follows:

Section 3.1.    Organization and Corporate Power. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all organizational power and authority necessary to own or lease its properties and assets and to carry on the Business as currently conducted. Seller is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the Business makes such qualification necessary.

Section 3.2.    Authorization. Seller has the requisite organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby, have been duly and validly authorized by Seller’s board and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement constitutes the legal, valid and binding agreement of Buyer, constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity. Upon the execution and delivery by Seller of any other document to which Seller is a party in connection with this Agreement, other than this Agreement and the Disclosure Schedules hereto, each of such other documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity.

Section 3.3.    Non-Contravention; Filings and Consents.

(a)       Except as set forth in Section 3.3 of the Disclosure Schedule, Seller is not subject to and is not a party to any charter or bylaw, or mortgage, Lien, lease, agreement, contract, instrument, law, rule, regulation, Order, judgment or decree, or any other restriction of any kind or character that:

(1)       adversely affects the Business, or financial condition of the Business or any of the Acquired Assets;

(2)       would prevent such Seller from complying with the terms, conditions and provisions of this Agreement;

(3)       would adversely affect the ability of Buyer to operate the Business and Acquired Assets after the Closing on substantially the same basis as theretofore operated by Seller; or

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(4)       would require the consent of any third party to the transactions contemplated hereby.

(b)       The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both):

(1)       contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Seller;

(2)       contravene, conflict with or result in a violation or breach of any provision of any Law or Order;

(3)       require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or Default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Seller is a party, or by which its properties or assets may be bound or affected or any Governmental Authority affecting, or relating in any way to the Business; or

(4)       result in the imposition or creation of any Lien on, or with respect to, any of the Acquired Assets.

(c)       The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any other Person or Governmental Authority.

Section 3.4.    Financial Statements.

(a)       Seller has previously delivered to Buyer true and complete copies of its: (i) audited balance sheets and statements of income, retained earnings and cash flows as of and for its fiscal years ended December 31, 2020 and December 31, 2019, including all applicable footnotes; (ii) unaudited balance sheets and statements of income, retained earnings and cash flows as of and for its fiscal year ended December 31, 2021, including all applicable footnotes; and (iii) unaudited interim balance sheets and statements of income, retained earnings and cash flows as of and for the eight (8) month period ended August 31, 2022 (the “Current Financial Statements” and, together with the items described in clauses (i) and (ii) above, the “Financial Statements”).

(b)       The Financial Statements present fairly in all material respects the financial condition of Seller as at the end of the covered periods and the results of its operations and its cash flows for the periods covered thereby. The Financial Statements were prepared in accordance with the Accounting Convention, applied on a consistent basis throughout the covered periods, subject, in the case of the Current Financial Statements, to year-end audit adjustments (which will not, in the aggregate, be material, except as disclosed in Section 3.4 of the Disclosure Schedule) and the lack of footnotes.

(c)       Except as and to the extent disclosed in the Current Financial Statements or in Section 3.4 of the Disclosure Schedule, Seller has no Liabilities of any kind other than (x) executory obligations under Seller agreements that are not required to be set forth in the Current Financial Statements in accordance with GAAP, (y) liabilities incurred in connection with the transactions contemplated by this Agreement, and (z) liabilities incurred in the ordinary course of business since August 31, 2022 (the “Financial Statement Date”). In furtherance of and not in limitation of the foregoing, Seller has no off-balance-sheet liabilities.

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(d)       The books of account and other financial records of Seller with respect to the Business, all of which have been made available to Buyer are materially complete and correct and represent actual, bona fide transactions and have been maintained materially in accordance with sound business practices, including the maintenance of a materially adequate system of internal controls.

(e)       Seller maintains a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurances (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with the Accounting Convention, (ii) that receipts and expenditures are being made in accordance with appropriate authorizations of management and Seller’s board of directors and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of Seller or its Affiliates.

Section 3.5.    Absence of Certain Changes. Since January 1, 2022, except as set forth in Section 3.5 of the Disclosure Schedule, (a) no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect, (b) Seller has conducted the Business only in the ordinary course of business consistent with past practice, except for actions taken in respect of this Agreement, and (c) Seller has not taken any action that, if taken after the date hereof without the consent of Buyer, would constitute a breach of Section 5.1.

Section 3.6.    Employee Benefit Plans.

(a)       Section 3.6(a) of the Disclosure Schedule sets forth a complete and accurate list of all employee benefit plans as defined in Section 3 of the Employee Retirement Security Act of 1974, as amended (“ERISA”) and any collective bargaining, stock purchase, stock option, equity compensation, employment compensation agreement, nonqualified deferred compensation, pension, retirement, post-termination, post-retirement, consulting, severance, termination, change-in-control, separation, retention, vacation, sickness, life or other insurance, health, welfare, disability, fringe benefit or incentive bonus contract, agreement, plan, program, policy, payroll practice, or arrangement that is sponsored, maintained, administered or contributed to by Seller or by any entity which is (or at any relevant time was) a member of a controlled group of corporations, under common control or in an affiliated service group with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate” , or to which Seller or any ERISA Affiliate has any obligation to contribute or has any Liability, and that covers any (current or former) Business Employee or Continuing Employee (the “Employee Plans” and, as applicable, each “International Employee Plan”). Except as required by Law or the terms of an Employee Plan, Seller shall not establish any new Employee Plan or amend in any material respect an existing Employee Plan. With respect to each Employee Plan, to the extent applicable, Seller has made available to Buyer complete and accurate copies of:

(1)       the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto;

(2)       the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code (I.R.C. § 401(a));

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(3)       the plan documents and summary plan descriptions, if any, including any amendments or statements of material modifications thereto, or a written description of the terms of any Employee Plan that is not in writing;

(4)       any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements;

(5)       any notices during the past three (3) years to or from any Governmental Authority, including the IRS or any office or representative of the United States Department of Labor, relating to any compliance issues in respect of any such Employee Plan;

(6)       all other Contracts directly relating to each Employee Plan, including administrative service agreements;

(7)       with respect to each International Employee Plan, to the extent applicable, Seller has made available to Buyer complete and accurate copies of:

(i)       the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan, if any; and

(ii)       any document comparable to the determination letter referenced under clause (ii) above issued by a Governmental Authority, if any.

(b)       Each Employee Plan has been administered and operated in compliance with its terms and with all Laws in all respects, including the applicable provisions of ERISA and the Code, and there is no existing circumstance that is reasonably expected to cause any failure of such compliance. Each Employee Plan that is intended to be “qualified” under Section 401 of the Code (I.R.C. § 401) is the subject of an unrevoked favorable determination letter from the IRS and there is no existing circumstance, and nothing has occurred since the date thereof, that would reasonably be expected to adversely affect the qualified status of any such Employee Plan. All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for, and will be made through the Closing.

(c)       For each Employee Plan that is a group health plan under Section 733(a)(1) of ERISA and Section 5000(b)(1) of the Code, the Seller is not subject to any material liability or material penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Employee Plans, and the Seller has not incurred (whether or not assessed), or is not reasonably expected to incur or to be subject to, any Tax, penalty or other liability that may be imposed under the Patient Protection and Affordable Care Act or pursuant to Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or with respect to any requirement to timely file Affordable Care Act information returns with the IRS or provide statements to participants under Section 6056 or 6055 of the Code or state law requirements as applicable.

(d)       There are no lawsuits, actions, Proceedings or claims pending or, to the Knowledge of Seller, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e)       Seller has not, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code (I.R.C. § 4975) or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502 of ERISA or a material tax imposed by Section 4975 of the Code.

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(f)       No Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any Person except as required by Section 4980B of the Code, or Part 6 of Subtitle B of Title I of ERISA and any such Employee Plan has been operated and administered in accordance with Section 4980B of the Code and other applicable Law.

(g)       Each Employee Plan that is subject to Section 409A of the Code has been operated and administered in material compliance with Section 409A of the Code. There is no contract, agreement, plan or arrangement to which Seller is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes which may be required pursuant to Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(h)       Except as set forth in Section 3.6(g) of the Disclosure Schedule, no Employee Plan is a multiemployer plan (within the meaning of Section 3(37) of ERISA) or subject to Title IV of ERISA. Neither Seller nor any ERISA Affiliate has incurred any liability (including any contingent liability) to or on account of any employee benefit plan pursuant to Title IV of ERISA during the six (6) years preceding the date of this Agreement which has not been fully paid.

(i)       The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not:

(1)       result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee, consultant or independent contractor of Seller, or cause or create any right to the forgiveness of Indebtedness owed by any employee to Seller;

(2)       increase the amount of, or accelerate the time of payment of, any benefit or compensation payable under any Employee Plan or other employment arrangement, or result in the payment of any amount that would not be deductible by reason of Section 280G of the Code; or

(3)       result in any violation or breach of or Default under, or limit the ability of Seller to amend, modify or terminate, any Employee Plan or other employee benefit agreement.

Section 3.7.    Labor and Employment Matters.

(a)       Section 3.7(a)(i) of the Disclosure Schedule contains a complete and accurate list of the following information, as applicable, for each current employee performing services for the Business, including each employee on leave of absence or other non-active status (collectively, “Business Employees”): name, employing entity, workplace location (including city and state), job title, date of hire, service reference date (if different from date of hire), exempt or non-exempt classification under the Fair Labor Standards Act, active or non-active status (and the reason for such non-active status and expected return date), work visa status, current base salary or wage rate, prior year base salary or wage rate, current incentive compensation target, prior year incentive compensation target, prior year incentive compensation earned, current commission rate and commissions earned year to date, prior year commission rate and prior year commissions earned, accrued but unused paid time off, and accrued deferred compensation. Except as set forth in Section 3.7(a)(ii) of the Disclosure Schedule, the Seller does not engage individuals to perform services for the Business under a leasing, contract worker, or similar arrangement with a third-party employer. Seller and any of its affiliates that have employed or engaged individuals who have performed services for the Business are referred to herein as “Seller Employers.”

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(b)       Section 7(b) of the Disclosure Schedule contains a list of all Persons who perform services for the Business as an independent contractor (excluding accounting, tax, legal, and similar service providers), along with, the Person’s current compensation or fee, date of engagement, workplace location, and the nature of the services provided in respect of the Business.

(c)       No employee or independent contractor performing services for the Business is bound by any Contract that purports to limit the ability of such Person to engage in any activity, services, duties, or practice on behalf of the Business, and there is no legal restriction impeding Buyer from hiring any Business Employee, effective as of the Closing. No Business Employee holding a management or executive position has notified any Seller Employer of an intention to resign, retire, or otherwise cease performing services for the Business prior to the Closing or in connection with the transactions contemplated hereby nor, to the Knowledge of Seller, does any such Business Employee have an intention to do so.

(d)       With respect to the current and former employees of Seller and its Affiliates who have performed services for the Business, (i) no such employees are or have been represented by a union or similar employee organization with respect to such employment; (ii) no Seller Employer is now or has ever been a party to, bound by, or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or organization; (iii) there is not now and there has never been any proceeding (or any other targeted activity) by a labor union or representative thereof to organize such employees; (iv) during the last three (3) years, there have been no strikes, work stoppages, or slowdowns (or specific threats thereof) relating to the Business; and (v) there is no unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or other Governmental Authority against any Seller Employer in respect of such employees, and no Seller Employer is subject to any existing Order, judgment, or decision regarding any unfair labor practice claim.

(e)       Each Seller Employer has complied, in all material respects, with all applicable Laws concerning labor and employment and the terms of each applicable employment or services agreement in respect of all current and former employees and independent contractors who, in each case, are performing, have performed, or are obligated to perform services on behalf of the Business, including without limitation such Laws relating to wages (including overtime), hours, discrimination and harassment in employment (including all required trainings), whistleblower protections, retaliation, reasonable accommodations, disability rights or benefits, leaves of absence, worker classification, workplace safety and health, immigration, employee data privacy and security, tax withholding and reporting, workers’ compensation, unemployment insurance, and employment termination. Except as described in Section 3.7(d) of the Disclosure Schedule, within the past three years, no Seller Employer has (i) received notice of any actual or alleged violation of any such Law or breach of any such agreement, and there are no grounds therefor, and (ii) no Seller Employer has been subject to or received notice of an audit or investigation by any Governmental Authority relating to any employment-related matter in respect of the Business. All individuals characterized and treated by each Seller Employer as independent contractors or consultants are and have been for the past three (3) years properly treated as independent contractors under all applicable Laws. All employees of each Seller Employer classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects and have been for the past three (3) years. During the past three (3) years, to the Seller’s Knowledge, no allegations of sexual harassment or sexual misconduct have been made against: (i) any officer or director of the Seller in his or her capacity as an officer or director of the Seller; or (ii) any employee of the Seller in his or her capacity as an employee of the Seller.

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(f)       The Seller is not a joint employer with any of its vendors, suppliers or any other Person.

(g)       The Seller is not a government contractor or subcontractor for purposes of any law with respect to the terms and conditions of employment.

(h)       With respect to the Business, within the past three years, there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1998, as amended (the “WARN Act”) involving any Seller Employer, and no Seller Employer has been affected by any transactions or engaged in layoffs or employment terminations that individually or in combination trigger application of any Law similar to the WARN Act, nor has the Seller or any of its Affiliates announced any such action or program for the future, including in connection with COVID-19 or any COVID-19 Measure.

(i)       During the ninety (90) day period ending on the date immediately preceding the date of this Agreement, no employees performing services for the Business have suffered or will have suffered an employment loss for purposes of the WARN Act (or otherwise would be required to be taken into account for purposes of triggering an obligation under any similar Laws). The Seller shall be solely responsible for providing any notice or other filing required under the WARN Act or any similar Law in respect of any plant closing, mass layoff, employment losses or similar events of or affecting the Business Employees that occurs or occurred at any time up to and including the Closing Date. Seller is and shall be solely liable for (and shall indemnify and hold the Buyer harmless from and against) any and all Liability arising from any failure by the Seller to comply with the WARN Act or any similar Law at any time up to and including the Closing Date.

(j)       No Seller Employer is delinquent in payments to any Business Employee or other individual who has performed services for the Business for wages, salaries, commissions, bonuses, fees, or other compensation for any services performed.

(k)       Except as set forth in Section 3.7(h) of the Disclosure Schedule, no employee layoff, facility closure (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages by any Seller Employer has occurred since March 1, 2020, or is currently contemplated, planned or announced, as a result of COVID-19 or any COVID-19 Measure.

(l)       Seller has taken reasonable steps to protect independent contractors performing services for the Business and Business Employees in the workplace with respect to COVID-19 and have not otherwise experienced any material employment-related liability with respect to COVID-19 or any COVID-19 Measure.

(m)       Each Seller Employer is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations.

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(n)       With respect to each government contract, each Seller Employer is and has been in compliance with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. Each Seller Employer maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. Each Seller Employer is not, and has not been for the past three (3) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 or VEVRAA. Each Seller Employer has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government entity

Section 3.8.    Litigation.

(a)       Except as set forth in Section 3.8 of the Disclosure Schedule, there is no complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation pending or, to the Knowledge of Seller, threatened against or affecting Seller, the Business, or any of the Acquired Assets, including in respect of the transactions contemplated hereby that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Seller is not subject to any outstanding Order (i) that prohibits Seller from conducting the Business as now conducted or proposed to be conducted or (ii) that would, individually or in the aggregate, have had or would reasonably be expected to have had a Material Adverse Effect.

(b)       To the Knowledge of Seller, except as set forth in Section 3.8 of the Disclosure Schedule, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each item listed in Section 3.8 of the Disclosure Schedule.

Section 3.9.    Tax Matters.

(a)       All Tax Returns relating to the Business or the Acquired Assets or required to be filed by Law by Seller have been filed as of the date hereof. All such Tax Returns are true, correct and complete, and Seller has timely paid all Taxes attributable to Seller that were due and payable.

(b)       There are no pending sales, use or other tax dispute relating to the Acquired Assets or the Business, including the nature and amount of the controversy, the respective positions of the parties as to any material amounts claimed to be due thereunder, and the current status thereof.

(c)       There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Seller or Buyer following Closing.

(d)       Seller (i) has not been a member of an affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law and (ii) has no liability for Taxes of any Person other than Seller under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

(e)       Seller has withheld (and timely paid to the appropriate Governmental Authority) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws.

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(f)       No claim or investigation is pending, or to Seller’s Knowledge, threatened, by any state, local, or other jurisdiction with respect to the Seller, the Business or Acquired Assets, alleging that Seller or other Person has a duty to file Tax Returns and pay Taxes or is otherwise subject to the taxing authority of any jurisdiction other than those jurisdictions in which Seller has filed and paid Taxes nor has Seller received any notice or questionnaire from any such jurisdiction which suggests or asserts that Seller, with respect to the Business, may have a duty to file such returns and pay such Taxes, or otherwise is subject to the taxing authority of such jurisdiction.

(g)       There are outstanding no agreements or waivers (and none are pending) extending the statutory period of limitations applicable to any Tax Return or report. Seller is not delinquent in the payment of any Tax or in the filing of any Tax Return, and no deficiencies for any Tax have been threatened, claimed, proposed or assessed against Seller or with respect to the Business or Acquired Assets. Seller has not consented to extend the time in which any amount of Taxes may be assessed or collected by any Governmental Authority, which extension is still outstanding.

(h)       There is no liability for sales or transfer tax with respect to the Acquired Assets which accrues to Buyer as a result of the transfer of the Acquired Assets to Buyer or the consummation of the transactions contemplated hereby, except such taxes as will be paid by Seller pursuant to the terms hereof.

(i)       Except as set forth on Section 3.9(i) of the Disclosure Schedule, Seller has not (i) extended, deferred or delayed the payment of any Taxes under the CARES Act or otherwise as a result of COVID-19 or any COVID-19 Measure, (ii) obtained a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act, (iii) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (iv) except as set forth on Section 3.9(i) of the Disclosure Schedule, deferred payment of the employer portion of the United States Federal Insurance Contributions Act, as amended, and Medicare Tax pursuant to Section 2302 of the CARES Act, (v) claimed the employee retention credit pursuant to Section 2301 of the CARES Act, or (vi) had employees teleworking from a state other than their regular work location on a regular and consistent basis as part of any COVID-19 Measure.

Section 3.10.    Compliance with Laws; Permits.

(a)       Since January 1, 2019, Seller has not been in conflict with, in Default or, with notice, lapse of time or both, would be in Default, with respect to or in violation of any (i) statute, law, ordinance, rule, regulation or requirement of a Governmental Authority (each, a “Law”), including any COVID-19 Measure, or (ii) order, judgment, writ, decree, or injunction issued by any court, agency or other Governmental Authority (each, an “Order”) applicable to Seller or by which any property or asset of Seller is bound or affected, including any COVID-19 Measure.

(b)       Since January 1, 2019, Seller has not received any written notice:

(1)       of any Default or violation as described in clause (a) above;

(2)       of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to Seller; or

(3)       from any Governmental Authority alleging that Seller is not in compliance with any Law or Order.

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(c)       Seller has all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct the Business as currently conducted (“Permits”) and such Permits are valid and in full force and effect. Seller is in compliance with the terms of such Permits and, as of the date of this Agreement, has not received written notice from any Governmental Authority threatening to revoke, or indicating that it is investigating whether to revoke, any such Permit.

Section 3.11.    Environmental Matters.

(a)       Except as set forth in Section 3.11(a) of the Disclosure Schedule:

(1)       Seller is and has been in material compliance with all applicable Environmental Laws;

(2)       there is no judicial, administrative, or other actions, suits, or Proceedings relating to or arising under Environmental Laws that is pending or threatened against or affecting Seller;

(3)       since January 1, 2016, Seller has not received any written notice of violation, demand, request for information, citation, summons, or Order or entered into or assumed, by contract or operation of Law or otherwise, any obligation, liability, or settlement relating to or arising under any Environmental Laws;

(4)       no facts, circumstances or conditions exist that would reasonably be expected to result in Seller incurring Environmental Liabilities; and

(5)       there have been no Releases of Hazardous Materials on properties since they were owned, operated or leased by Seller (or, to the Knowledge of Seller, previously).

(b)       Except as set forth in Section 3.11(b) of the Disclosure Schedule:

(1)       Seller has obtained and currently maintains all Permits necessary under Environmental Laws for the operation of the Business (“Environmental Permits”);

(2)       there is no investigation, nor any action pending or threatened against or affecting Seller or any real property owned, operated or leased by Seller to revoke such Environmental Permits;

(3)       Seller has not received any written notice from any Person to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by Seller; and

(4)       neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will result in the termination or revocation of, or a right of termination or cancellation under, any Environmental Permit.

(c)       Except as set forth in Section 3.11(c) of the Disclosure Schedule, none of the properties or products of Seller or any of its predecessors have contained or currently contain any asbestos or asbestos-containing materials, polychlorinated biphenyls, silica or any other substance listed in the Stockholm Convention on Persistent Organic Pollutants.

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Section 3.12.    Intellectual Property.

(a)       Seller owns, or has licenses to, or otherwise has the right to use (in each case, without payments to third parties and free and clear of any Liens), all Intellectual Property necessary for or material to the conduct of the Business as currently conducted and such rights are not subject to termination by any third party. Section 3.12 of the Disclosure Schedule sets forth a true and complete list of all issued patents, registered trademarks, registered trade names, registered service marks, registered copyrights and in each case applications therefor, and domain names and applications therefor, if any, owned by or licensed to Seller and used in the Business as of the date of this Agreement. All issued patents, patent applications, registered trademarks, trade names and service marks and, in each case, applications therefor, registered copyrights and applications therefor and domain names and applications therefor owned by Seller and used in the Business have been duly registered and/or filed, as applicable, with or issued by each applicable Governmental Authority in each applicable jurisdiction, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees that are due have been paid to continue all such rights in effect. Seller has made available to Buyer complete and correct copies of, and Section 3.12 of the Disclosure Schedule sets forth as of the date hereof a true and complete list of, all license agreements relating to Intellectual Property used in the Business to or by which Seller is a party or bound.

(b)       None of Seller nor any of its products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property rights of any Person. There is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of Seller, threatened with respect to, and Seller has not been notified in writing of, any possible infringement or other violation by Seller or any of its products or services of the Intellectual Property rights of any Person and to the Knowledge of Seller there is no valid basis for any such claim. To the Knowledge of Seller, there is no investigation pending or threatened with respect to any possible infringement or other violation by Seller or any of its products or services of the Intellectual Property rights of any Person.

(c)       To the Knowledge of Seller, no Person nor any product or service of any Person is infringing upon or otherwise violating any Intellectual Property rights of Seller.

(d)       The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and compliance with this Agreement do not and will not conflict with, or result in any violation of or Default under, or give rise to any right, license or encumbrance relating to, any Intellectual Property owned or used by Seller or with respect to which Seller now has or has had any agreement with any third party, or any right of termination, cancellation or acceleration of any Intellectual Property right or obligation set forth in any agreement to or by which Seller is a party or bound, or the loss or encumbrance of any Intellectual Property or material benefit related thereto, or result in the creation of any Lien in or upon any Intellectual Property or right.

(e)       Seller has taken reasonable measures to maintain the confidentiality of its Intellectual Property and every Person employed by Seller, including agents, consultants and independent contractors, who has or had or may in the future have access to confidential or proprietary information has entered into a confidentiality and nondisclosure agreement with Seller. Seller has provided Buyer with copies of all forms of confidentiality and nondisclosure agreement used by Seller.

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(f)       Each of the former or current members of management or key personnel of Seller, including all former and current employees, agents, consultants, and independent contractors who have contributed to or participated in the conception and development of Intellectual Property owned, intended to be owned or used by Seller, have assigned or otherwise transferred to Seller all ownership and other rights of any nature whatsoever (to the extent permitted by Law) of such Person in any Intellectual Property owned, intended to be owned or used by Seller. None of the former or current members of management or key personnel of Seller, including all former and current employees, agents, consultants, and independent contractors who have contributed to or participated in the conception and development of Intellectual Property owned, intended to be owned or used by Seller, have a valid claim against Seller in connection with the involvement of such Persons in the conception and development of any Intellectual Property owned, intended to be owned or used by Seller, and no such claim has been asserted or, to the Knowledge of Seller, threatened. To the Knowledge of Seller, none of the current employees of Seller has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by Seller in furtherance of the Business as currently conducted, which patents or applications have not been assigned to Seller.

Section 3.13.    Real Property.

(a)       Section 3.13(a) of the Disclosure Schedule contains a true and correct list of each parcel of Owned Real Property and a summary description of all plants and structures located thereon. Seller has good and marketable fee simple title to the Owned Real Property, free and clear of all Liens, other than Permitted Liens.

(b)       Section 3.13(b) of the Disclosure Schedule contains a true and correct list of each parcel of Leased Real Property and a summary description of all plants and structures located on each parcel of Leased Real Property. True and correct copies of all Real Property Leases have been provided to Buyer.

(c)       Seller is the lessee under each of the Real Property Leases. Each Real Property Lease is in full force and effect and there is no existing Default by Seller or, to the Knowledge of any Seller, any other party to such Real Property Leases.

(d)       Except for Permitted Liens or as described in Section 3.13(d) of the Disclosure Schedule, Seller’s interest in the Real Property Leases is free and clear of any Liens, and is not subject to any deeds of trust, assignments, subleases, or rights of any third parties known to or created or permitted by any Seller other than the lessor thereof or any mortgagees of such lessors.

(e)       The assignment of Seller’s rights in and to the Real Property Leases to Buyer will not cause a Default under any Real Property Leases or any Permitted Lien relating to such Real Property Leases.

(f)       There is no Default by Seller nor, to Seller’s Knowledge, any other party thereto, under any Real Property Leases, and no condition or circumstance exists which would constitute a Default by Seller nor, to Seller’s Knowledge, any other party thereto, under any such Real Property Leases.

(g)       All improvements on the Owned Real Property and the Leased Real Property conform to all applicable state and local Laws or use restrictions, and the property is zoned for the various purposes for which the Owned Real Property and the Leased Real Property and improvements thereon are presently being used.

(h)       Seller has not received any notice of any pending or threatened condemnations, planned public Improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting the Owned Real Property or the Leased Real Property.

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(i)       There is no private restrictive covenant or governmental use restriction (including zoning) on all or any portion of the Owned Real Property or the Leased Real Property which prohibits the current use of the Owned Real Property and the Leased Real Property.

(j)       All licenses, Permits and approvals required for the occupancy and operation of the Owned Real Property and the Leased Real Property (with appurtenant parking uses) as presently being used have been obtained and are in full force and effect and Seller has not received any notices of violations in connection with such items.

(k)       Seller does not have in its possession any studies or reports which indicate any defects in the design or construction of any of the Improvements on the Owned Real Property or the Leased Real Property.

(l)       No Person or entity, other than Buyer, has any right, option, right of first refusal or any other contract, whether oral or written, with respect to the purchase, assignment or transfer of all or any portion of the Owned Real Property or the Leased Real Property.

(m)       None of the Owned Real Property or, to Seller’s Knowledge, the Leased Real Property is subject to or affected by any special assessment for public Improvements or otherwise, whether or not presently a Lien upon the Owned Real Property or the Leased Real Property. Seller has not made any commitment to any Governmental Authority, utility company, school board, church or other religious body, homeowner or homeowner’s association or any other organization, group or individual relating to the Owned Real Property or the Leased Real Property which would impose an obligation upon Seller or its successors or assigns to make any contributions or dedications of money or land, or to construct, install or maintain any Improvements of a public or private nature as part of the Owned Real Property or the Leased Real Property. No Governmental Authority has imposed any requirement that Seller pay, directly or indirectly, any special fees or contributions or incur any expenses or obligations in connection with the development of the Owned Real Property or the Leased Real Property or any portion thereof, other than any regular and non-discriminatory local real estate or school Taxes assessed against the Owned Real Property or the Leased Real Property. The parcels comprising the Owned Real Property and the Leased Real Property are separately assessed for Real Property Taxes and are not combined with any other real property for Tax assessment purposes. No Seller has received any notice of any contemplated or actual reassessment of the Owned Real Property or the Leased Real Property or any portion thereof for general real estate Tax purposes. As of the date hereof, all due and payable Taxes, water charges and sewer charges affecting the Owned Real Property and, to Seller’s Knowledge, the Leased Real Property, or any portion thereof, have been paid.

(n)       The parcels comprising the Owned Real Property constitute separately subdivided, legally distinct parcels of land. Each Seller has complied with all applicable Laws and restrictions pertaining to and affecting the Real Property which relate to such subdivision.

(o)       There is no Default by Seller nor, to Seller’s Knowledge, any other party thereto, under any Liens which may affect the Owned Real Property or the Leased Real Property or any portion thereof which are to be performed or complied with by the owner of the Owned Real Property or the Leased Real Property, and no condition or circumstance exists which, would constitute a Default by a Seller nor, to a Seller’s Knowledge, any other party thereto, under any such Liens.

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Section 3.14.    Material Contracts.

(a)       Section 3.14 of the Disclosure Schedule lists as of the date hereof, and Seller has made available to Buyer true, correct and complete copies of each of the following contracts, including any and all amendments or restatements thereto (each, a “Material Contract”) to which Seller is a party or which bind or affect its properties or assets (excluding leases, subleases or other agreements for Leased Real Property, all of which contracts are disclosed in Section 3.13(b) of the Disclosure Schedule, and excluding Employee Plans) including full and accurate summaries of the material terms and conditions of any and all oral Contracts:

(1)       any Contract or group of related Contracts for the purchase or lease of services, products, materials, supplies, goods, equipment, or other assets providing for either (A) annual payments related to the Business in excess of $100,000, including any and all purchase orders; or (B) give rise to anticipated receipts by the counterparty to the Contract of more than $100,000 in any calendar year, in each case that cannot be terminated on more than ninety (90) days’ notice without payment of a penalty in excess of $10,000;

(2)       any Contract involving the obligation of Seller relating to the Business to lease, rent or sell products or services pursuant to which the aggregate payments to become due exceeds $100,000 annually;

(3)       any Contract relating to the acquisition or disposition of any material business (whether by merger, stock sale, asset sale, or otherwise);

(4)       any Contract relating to any swap, forward, futures, warrant, option or other derivative transaction;

(5)       any Contract appointing any agent to act on behalf of the Seller with respect to the Business or any power of attorney;

(6)       any option, license, franchise or similar Contract;

(7)       any employment, severance, retention, change in control, or similar Contract with any current or former director, officer or employee with the title of vice-president or higher related to the Business in respect of which Buyer has or could reasonably be expected to have ongoing payment obligations after the Closing Date;

(8)       any Contract with a Governmental Authority;

(9)       any Contract containing provisions that limit the ability of the Business to compete in any business or with any Person or in any geographic area, or to sell, supply or distribute any services or products related to the Business (including any non-compete, exclusivity, “most-favored-nation” or similar requirements) or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment is incurred, as a result of so competing or engaging;

(10)       any Contract that provides for or governs the formation, creation, operation, management or control of any strategic partnership, joint venture, joint development, or similar arrangement or partnership;

(11)       any Contract that relates to Indebtedness having an outstanding principal amount in excess of $100,000 in connection with which the aggregate actual contingent obligations of Seller under such contract are greater than $25,000;

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(12)       any Contract with any labor union or similar organization;

(13)       any Contract for the retention of any current independent contractor of the Seller that is not terminable upon thirty (30) days’ or less notice without penalty beyond accrued fees under the Contract; and

(14)       any Contract for the employment or engagement of a current or former employee that is not terminable at will without Liability.

(b)       Each Material Contract is valid and binding on Seller that is a party thereto and, to the Knowledge of Seller, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and to general equitable principles, and unless expired or terminated in accordance with its terms. Seller and, to the Knowledge of Seller, each other party to each Material Contract, have performed and complied with all obligations required to be performed or complied with by them under each Material Contract. There is no Default under any Material Contract by Seller or, to the Knowledge of Seller, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a Default thereunder by Seller or, to the Knowledge of Seller, by any other party thereto.

Section 3.15.    Anticorruption; Antiboycott Laws.

(a)       Seller, including its Representatives, have not, directly or indirectly, taken any action that would cause Seller to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other anticorruption or anti-bribery Laws applicable to Seller (collectively with the FCPA, the “Anticorruption Laws”). Seller, including its Representatives, have not, directly or indirectly, corruptly given, loaned, paid, promised, offered or authorized payment of money or anything of value to any “foreign official” as defined in the FCPA or, in violation of Law, to any other government official, to secure any improper advantage or to obtain or retain business for any Person or to achieve any other purpose prohibited by the Anticorruption Laws. Seller has established and implemented reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws.

(b)       Seller and its applicable Affiliates are, and since January 1, 2017, have been in material compliance with: (i) all Laws or regulations regarding the importation of goods, including the U.S. import laws administered by U.S. Customs and Border Protection; and (ii) all other applicable Laws, including the Export Administration Regulations administered by the U.S. Department of Commerce.

(c)       Neither Seller nor any of its applicable Affiliates, nor to the Knowledge of Seller, any officer or director of any of the foregoing Persons, is (i) a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (“OFAC”) (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), regulation, or other governmental action, (ii) a “specially designated global terrorist” or other person listed in Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended, or (iii) a person either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar executive orders.

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Section 3.16.    Insurance. Seller maintains policies of insurance, including property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in form and amount as customary for the Business and as may be additionally required under the terms of any contract or agreement. Section 3.16 of the Disclosure Schedule sets forth (i) a complete and correct list of all insurance policies and fidelity bonds maintained by Seller as of the date of this Agreement, including coverage amounts, annualized premiums, coverage limitations, deductibles applicable to each such policy, and all claims made on such policies within the past three (3) years; (ii) a complete description of any self-insurance program or similar alternative insurance measures created or entered into by Seller; and (iii) true and complete copies of any insurance coverage recommendations received by Seller from any insurance consultant or broker during the past three (3) years. Each insurance policy and bond is in full force and effect, all premiums due and payable thereon have been paid, and Seller is in full compliance with the terms of such policies and bonds. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed. There is no threatened termination of, or pending material premium increase with respect to, any such policies or bonds.

Section 3.17.    Brokers; Certain Expenses. Other than Ajax & Co, LLC (whose fees and expenses shall be paid entirely by Seller), no agent, broker, investment banker, financial advisor, finder, or other intermediary acting on behalf of Seller or under the authority of Seller is or shall be entitled to receive any broker’s, finder’s, or financial advisor’s transaction or other similar fee or commission directly or indirectly in connection with this Agreement or the transactions contemplated hereby.

Section 3.18.    Customers and Suppliers. Section 3.18 of the Disclosure Schedule sets forth a correct and complete list of the top 20 customers and top 20 suppliers of Seller for its fiscal year ended December 31, 2021 and for the current calendar year through August 31, 2022 and indicates with respect to each, the name, address and dollar volume of business with Seller (including the primary categories, based on purchases or sales, of products bought or sold). Seller is not required to provide any material bonding or other financial security arrangements in connection with its transactions with any customer or supplier required to be disclosed on Section 3.18 of the Disclosure Schedule. Since the Financial Statement Date, no customer or supplier required to be disclosed on Section 3.18 of the Disclosure Schedule has terminated its relationship with, failed to renew or indicated an intent not to renew its relationship with, or materially reduced its purchases from or sales to, Seller.

Section 3.19.    Sufficiency of Assets.

(a)       The Acquired Assets include, and upon the purchase of the Acquired Assets Buyer will own or have the uncontested right to use, all rights, properties (including Seller’s Intellectual Property), interests in properties, and assets necessary to permit Buyer to carry on the Business as presently conducted by Seller. The equipment and the Improvements on the Leased Real Property and the Owned Real Property are individually and in the aggregate in normal condition and state of repair, reasonable wear and tear and normal depreciation excepted.

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(b)       Except as regards Leased Real Property (to which Section 3.13 shall apply), Seller owns good and transferable title to all of the Acquired Assets, free and clear of any Liens other than Permitted Liens.

(c)       The Acquired Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business as of the Closing Date in the manner presently operated by Seller.

Section 3.20.    Tangible Personal Property. Each item of tangible personal property is in good repair and normal operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of business and, to Seller’s Knowledge, is free from latent and patent defects. No item of tangible personal property is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business. Except as disclosed on Section 3.20 of the Disclosure Schedule, all tangible personal property used in the Business is in the possession of Seller.

Section 3.21.    Accounts Receivable. All accounts receivable that are reflected on any balance sheet contained in the Financial Statements or on the accounting records of Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the ordinary course of business. Except to the extent paid prior to the Closing Date, such accounts receivable are or will be as of the Closing Date collectible in an amount not less than the amount reflected on any balance sheet in the Financial Statements, net of the respective reserves shown thereon (which reserves are adequate and calculated consistent with past practice). To Seller’s Knowledge, there is no material contest, claim, defense or right of setoff, other than returns in the ordinary course of business of Seller, under any Contract with any account debtor of an account receivable relating to the amount or validity of such account receivable. Section 3.21 of the Disclosure Schedule contains a complete and accurate list of all accounts receivable as of the date of the balance sheet contained in the Current Financial Statements, which list sets forth the aging of each such account receivable.

Section 3.22.    Inventories. All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the balance sheets contained in the Financial Statements. Seller is not in possession of any Inventories not owned by Seller, including goods already sold. All of the Inventories have been valued at the lower of cost or net realizable value on a first in, first out basis. Inventories now on hand that were purchased after the date of the balance sheet contained in the Current Financial Statements were purchased in the ordinary course of business of Seller at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller. Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

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Section 3.23.    Relationships with Related Persons. Except as disclosed on Section 3.23 of the Disclosure Schedule, neither Seller nor any of its Affiliates has, or since January 1, 2019 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Business. Neither Seller nor any of its Affiliates owns, or since January 1, 2019 has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed on Section 3.23 of the Disclosure Schedule, each of which has been conducted in the ordinary course of business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in any Competing Business, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth on Section 3.23 of the Disclosure Schedule, neither Seller nor any of its Affiliates is a party to any Contract with, or has any claim or right against, Seller.

Section 3.24.    Solvency.

(a)       Except as set forth in Section 3.24 of the Disclosure Schedule, Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated hereby. As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

(b)       Immediately after giving effect to the consummation of the transactions contemplated hereby: (i) Seller will be able to pay its liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

Section 3.25.    Title to Assets. Except as set forth in Section 3.25 of the Disclosure Schedule, Seller has, and will transfer to Buyer on the Closing Date, good and valid title to all of the Acquired Assets free and clear of all Liens, other than Permitted Liens.

Section 3.26.    Related Party Transactions. Except as set forth on Section 3.26 of the Disclosure Schedule, no officer, director or manager of Seller or, to Seller’s Knowledge, any entity in which any of the foregoing Persons owns greater than five percent (5%) of the equity interests of such entity, is a party to any Contract related to the Business.

Article IV. Representations and Warranties of Buyer.

Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

Section 4.1.    Organization. Buyer is a newly-formed limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite limited liability company power to carry on its business as now conducted.

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Section 4.2.    Authority for this Agreement. Buyer has all necessary organizational power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution, and delivery of this Agreement by Seller, constitutes a legal, valid, and binding agreement of Buyer, enforceable in accordance with its terms against Buyer, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights generally and by general principles of equity.

Section 4.3.    Consents and Approvals. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby require no consent, approval, authorization, or filing with or notice to any Governmental Authority, including without limitation (a) compliance with any applicable requirements of the HSR Act or any applicable foreign competition laws; and (b) any actions or filings the absence of which are reasonably likely to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 4.4.    Non-Contravention. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time or both) (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of formation or operating agreement of Buyer; (b) assuming compliance with Section 4.3, contravene, conflict with or result in a violation or breach of any Law or Order; or (c) require any consent or approval under, violate, conflict with, result in any breach of any loss of any benefit under, or constitute a change of control or Default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Buyer is a party, or by which its properties or assets may be bound or affected, with such exceptions, in the case of each of this Section 4.4, as would not reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

Article V. Covenants.

Section 5.1.    Conduct of Business of Seller Pending the Closing.

Seller covenants and agrees that, during the period from the date of this Agreement until the Closing Date, except with the prior written consent of Buyer, or as expressly contemplated by this Agreement, or as set forth in Section 5.1 of the Disclosure Schedule, or as required by Law or any Order, the Business shall be conducted in the ordinary course of business consistent with past practice in all material respects and Seller shall use its best efforts to comply with all Laws and to the extent consistent therewith, use its best efforts to preserve its business organizations intact and maintain existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, licensors, licensees, Governmental Authorities, employees, agents, consultants, business associates, and others with whom Seller deals in the ordinary course of business, to keep available the services of Seller’s present employees, agents and consultants; provided, however, that during any period of full or partial suspension of operations related to COVID-19 or COVID-19 Measures, Seller may take such actions as are reasonably necessary to (A) protect the health and safety of directors, officers, employees, agents, consultants, and contractors or (B) respond to third-party supply or service disruptions caused by COVID-19 or any COVID-19 Measure; provided,

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further, that following any such suspension, to the extent that Seller took any actions that caused deviations from its business being conducted in the ordinary course of business consistent with past practice, Seller shall (i) resume conducting its business in the ordinary course of business consistent with past practice in all material respects as soon as reasonably practicable and (ii) use reasonable best efforts to (A) comply in all material respects with material applicable Laws, (B) preserve intact in all material respects its business organizations and relationships with its material suppliers, customers, Governmental Authorities, and other material business relations, and (C) keep available the services of its officers and key employees. Without limiting the generality of the foregoing, from the date of this Agreement until the Closing Date, except with the prior written consent of Buyer, or as expressly contemplated by this Agreement, or as set forth in Section 5.1 of the Disclosure Schedule, or as required by Law, Seller will not:

(a)       amend or propose any change to its certificate of formation, operating agreement or other similar governing documents;

(b)       acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $25,000 in any transaction or series of related transactions, other than acquisitions pursuant to contracts in effect as of the date of this Agreement;

(c)       create or incur any Lien on any assets of Seller (other than Permitted Liens);

(d)       make any loans, advances, guarantees or capital contributions to or investments in any Person;

(e)       declare, set aside, make, or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or enter into any Contract with respect to the voting of its capital stock;

(f)       reclassify, split, combine, subdivide, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(g)       except as provided in the capital budgets set forth in Section 5.1(g) of the Disclosure Schedule and consistent therewith, make or authorize any capital expenditure in excess of $25,000 in the aggregate;

(h)       make any changes with respect to financial accounting policies or procedures, except as required by changes in GAAP;

(i)       settle any litigation or other Proceedings before a Governmental Authority;

(j)       other than in the ordinary course of business consistent with past practice, (i) amend, modify or terminate any Material Contract or Intellectual Property contract, (ii) take or omit to take any action that would cause any Intellectual Property, including registrations thereof or applications for registration, to lapse, be abandoned or cancelled, or fall into the public domain, or (iii) cancel, modify or waive any debts or claims held by it or otherwise waive any rights under a Material Contract;

(k)       make, change or rescind any material Tax election, change or consent to change Seller’s method of accounting for tax purposes, file any material amended Tax Return or claim for refund, enter into any settlement or compromise of any material Tax liability of Seller, enter into any ruling request, closing agreement or similar agreement with respect to Taxes, settle and/or compromise any Tax liability, consent to any claim or assessment relating to Taxes or waive the statute of limitations for any such claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, in each case relating to the ownership of the Acquired Assets or the operation of the Business;

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(l)       except as set forth in Section 5.1(l) of the Disclosure Schedule or as otherwise required by Law, (i) grant or provide any severance or termination payments or benefits to any of its directors, officers or employees, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any of its directors, officers or employees, (iii) establish, adopt, amend or terminate any Employee Plan or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any of the Employee Plans, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, or (vi) forgive any loans to any of its directors, officers or employees;

(m)       take any action or omit to take any action that is reasonably likely to result in any of the conditions to the closing set forth in Article VI hereof not being satisfied; or

(n)       agree, authorize, or commit to do any of the foregoing.

Section 5.2.    Non-Competition and Non-Solicitation.

(a)       During the period commencing on the date of this Agreement and ending on the third anniversary of the Closing Date (as such period may be extended by Section 5.2(c) below, the “Restricted Period”), Seller shall not, and shall cause its Affiliates not to, directly or indirectly, engage in, own, be employed by, consult with, or otherwise render services to any Person who is engaged in any Competing Business; provided, however, that the ownership of an interest of not more than one percent (1)% in any entity that is engaged in a Competing Business whose securities have been registered under the Securities Act or the Exchange Act, or the securities laws of any other jurisdiction of the United States, without more, shall not constitute a violation of this covenant.

(b)       During the Restricted Period, Seller shall not, and shall cause its Affiliates not to, directly or indirectly:

(1)       induce or attempt to induce or encourage others to induce or attempt to induce, any Person who is, or during the Restricted Period, becomes a Business Employee or service provider to the Buyer to terminate such Person’s employment or engagement with Buyer; provided, that nothing herein shall restrict Seller or any Affiliate from (A) undertaking general solicitations through advertising or similar means which are not specifically directed at employees or other service providers of the Business or (B) from soliciting, recruiting or hiring any Business Employee who has ceased to be employed or retained by Buyer or its Affiliates for at least twelve (12) months; or

(2)       induce or attempt to induce or encourage others to induce or attempt to induce any Person who is a customer or other business partner of Buyer to cease doing business with Buyer or any of its Affiliates, reduce the amount of business that it does (or, but for that inducement or encouragement, would do) with Buyer or any of its Affiliates, or otherwise materially alter their relationship with Buyer or any of its Affiliates or to place their business with any Person engaged in the Competing Business (other than Buyer and its Affiliates).

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(c)       If Seller is in breach of either subsection (a) or subsection (b) a above, then the time periods set forth in those subsections shall be extended by the length of time during which Seller is in breach of any of those provisions.

(d)       Seller acknowledges and agrees that Buyer would be irreparably damaged if this Section 5.2 is not complied with in accordance with its specific terms or are otherwise breached and that monetary damages would not be sufficient to compensate Buyer for such damage. Accordingly, it is agreed that Buyer shall be entitled to an injunction or injunctions (without the necessity of posting a bond or other security) to prevent breaches of this Section 5.2 and shall have the right to specifically enforce this Section 5.2 and its terms and provisions against Seller in addition to any other remedy to which Buyer may be entitled under this Agreement, at law or in equity.

(e)       It is the intent of the Parties that each provision of this Section 5.2 be adjudicated valid and enforced to the fullest extent permissible under the Laws and public policies of each jurisdiction in which adjudication of the validity or enforcement of this Section 5.2 is sought. In furtherance of the foregoing, each provision of this Section 5.2 shall be severable from each other provision, and any provision of this Section 5.2 that is prohibited or unenforceable in any jurisdiction shall be subject to the following: (i) if the prohibited or unenforceable provision is contrary to or conflicts with any requirement of any statute, rule, or regulation in effect in the jurisdiction, then the requirement shall be incorporated into, or substituted for, the prohibited or unenforceable provision to the minimum extent necessary to make the provision valid or enforceable; (ii) the Governmental Authority or arbitrator considering the matter is authorized to (or, if that Governmental Authority or arbitrator is unwilling or fails to do so, then the Parties shall) amend the unenforceable provision to the minimum extent necessary to make the provision valid or enforceable, and the Parties consent to the entry of an order amending the provision to that extent for that purpose; and (iii) if any unenforceable provision cannot be or is not reformed and made valid or enforceable under this Section 5.2, then the prohibited or unenforceable provision shall be ineffective in that jurisdiction to the minimum extent necessary to make the remainder of this Section 5.2 valid or enforceable in that jurisdiction. Any application of the foregoing provisions to any provision of this Section 5.2 shall not (x) affect the validity or enforceability of any other provision of Section 7.1 or (y) prevent the prohibited or unenforceable provision from being adjudicated valid or enforced as written in any other jurisdiction.

(f)       Seller agrees that during the Restricted Period it will not, either on its own account or directly or indirectly in conjunction with or on behalf of any other Person, disparage or otherwise speak or write negatively about Buyer or the Products or cause any other person to disparage or speak or write negatively about Buyer or the Products.

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Section 5.3.    Access to Information.

(a)       For so long as a Party maintains books, records, files, and other information that is subject to this Section 5.3, during normal business hours following reasonable prior notice, such Party will permit the other Party and its accountants, counsel, and other Representatives to have reasonable access to and examine and make copies of all books and records relating to the Business and all other books and records of a Party which are reasonably requested by the other Party and are necessary or useful in connection with: (i) any Tax inquiry, audit, investigation or dispute with a third party or prepare any Tax Return; (ii) any Proceeding by any Governmental Authority or any dispute with any third party reasonably requiring access to any such books and records; or (iii) with respect to Buyer, transactions or events occurring prior to the Closing and that relate to the Acquired Assets; provided, however, that a Party may restrict the foregoing access to the extent that (i) any Law requires such Party to restrict or prohibit access to any such properties or information, or (ii) the disclosure of such information to the other Party or its Representatives would violate confidentiality obligations owed to a third party and such confidentiality obligations were in effect prior to the execution and delivery of this Agreement, or (iii) such restriction is required to comply with any COVID-19 Measures. The Party requesting access to any such books and records or other information shall bear all of the out of pocket costs and expenses (including attorney’s fees but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing access to and copies of such books and records or other information.

(b)       Buyer and Seller will direct their respective employees (without substantial disruption of employment) to render any assistance that Buyer or Seller may reasonably request in any examination in accordance with Section 5.3(a).

(c)       Neither Buyer nor Seller will destroy any books, records, files or other information or data that are subject to this Section 5.3 until the expiration of the applicable regulatory record retention period under applicable Laws (giving effect to any and all extensions or waivers) without giving at least twenty (20) days’ prior written notice to the other Party (the “Retaining Party”). Upon receipt of such notice, the Retaining Party may (i) cause to be delivered to it the books and records intended to be destroyed, at its expense or (ii) notify the Party intending to destroy the books and records that it will pay the cost of storing and maintaining such books and records (including any necessary costs of moving such books and records to a location under control of the Retaining Party and the costs of reviewing and removing from such books and records any information that the Retaining Party is not entitled to receive).

(d)       Any investigation pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. Buyer hereby agrees that it shall treat any such information in accordance with the Confidentiality Agreement.

(e)       Information obtained by Buyer pursuant to (a) shall not prejudice any of Buyer’s rights or remedies under this Agreement.

(f)       After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those records of Seller delivered to Buyer. Seller shall have the right to retain copies of any and all such records for all legitimate purposes of Seller, including preparation of financial statements and Tax Returns. Buyer also shall provide reasonable access thereto, during normal business hours and on at least three (3) days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer reasonable access to records that are Excluded Assets, during normal business hours and on at least three (3) days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice. Prior to the destruction of any records of Seller delivered to Buyer, Buyer shall notify Seller of such proposed destruction and shall offer Seller the option, exercisable within thirty (30) days after Seller’s receipt of such notice, to retake possession and ownership of any such Records.

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Section 5.4.    Efforts to Closing; Government Filings.

Subject to the terms and conditions of this Agreement, each of Seller and Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under Law to consummate transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

Section 5.5.    Public Announcements.

(a)       Buyer and Seller shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other Party, which shall not be unreasonably withheld, conditioned, or delayed, except as such release or statement may be required by Law or any listing agreement with or rule of any national securities exchange, in which case the Party required to make the release or statement shall consult with the other Party about, and allow the other Party reasonable time (to the extent permitted by the circumstances) to comment on, such release or statement in advance of such issuance, and the Party will consider such comments in good faith.

(b)       Prior to making any written material broad-based communications to the directors, officers or employees of Seller pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, Seller shall provide Buyer with a copy of the intended communication, Buyer shall have a reasonable period of time to review and comment on the communication, and Buyer and Seller shall cooperate in providing any such mutually agreeable communication.

Section 5.6.    Notification of Certain Matters. Except as prohibited by Law, Seller shall promptly notify Buyer in writing of:

(a)       any inaccuracy of any representation or warranty contained in this Agreement that could reasonably be expected to cause the conditions set forth in Article VI hereof not to be satisfied;

(b)       the failure of Seller to perform in any material respect any obligation to be performed by it under this Agreement;

(c)       any notice or other communication from any Person alleging that notice to or consent of such Person is required in connection with the transactions contemplated by this Agreement;

(d)       any notice or other communication from any customer, distributor or reseller to the effect that such customer, distributor or reseller is terminating or otherwise materially adversely modifying its relationship with the Business as a result of the transactions contemplated by this Agreement;

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(e)       any material notice or other material communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, and a copy of any such notice or communication shall be furnished to Buyer;

(f)       any filing or notice made by Seller with any Governmental Authority in connection with the transactions contemplated by this Agreement, and a copy of any such filing;

(g)       any actions, suits, claims, investigations or Proceedings commenced or, to the Knowledge of Seller, threatened against, relating to or involving or otherwise affecting the Business or the Acquired Assets or that relate to the consummation of the transactions contemplated by this Agreement; and

(h)       the occurrence of any matters or events that individually or in the aggregate would be reasonably likely to result in any condition to the transactions contemplated hereby and set forth in Article V hereof not being satisfied;

provided, however, that no such notification shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of Seller (or remedies with respect thereto) or the conditions to the obligations of Seller under this Agreement.

Section 5.7.    No Negotiation. Except as otherwise contemplated in this Agreement, Seller shall not, and directly or indirectly, take (and the Seller shall not authorize any of its Representatives or, to the extent within Seller’s control, other Affiliates to take) any action to (a) encourage, solicit, initiate, or facilitate any Acquisition Proposal, (b) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, or (c) participate in any way in negotiations with, or furnish any information to, any Person in connection with, or the making of any proposal that constitutes an Acquisition Proposal. Upon execution of this Agreement, Seller shall, and shall cause its Representatives to, cease immediately and cause to be terminated any and all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal other than in connection with the transactions contemplated hereby.

Section 5.8.    Interim Financial Statements. Until the Closing Date, Seller shall deliver to Buyer, within twenty-five (25) days after the end of each calendar month, beginning with the month following the execution of this Agreement, a copy of the unaudited balance sheet of Seller as at the last day of such calendar month and the related unaudited statements of income, changes in stockholders’ equity, and cash flows for the such month, including in each case the notes thereto, prepared in a manner and containing information consistent with Seller’s current practices and the financial statement provided to Buyer in Section 3.4, and certified by Seller’s chief financial officer as to compliance with Section 3.4.

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Section 5.9.    Employee Matters.

(a)       Seller shall, or shall cause its Affiliates to, terminate the employment of all Business Employees (except as agreed to in writing by Buyer), subject to and effective upon the Closing Date. Seller shall payout any accrued but unused vacation and/or paid time off for such terminated Business Employees. Buyer shall contemporaneously offer employment effective as of Closing to all such Business Employees and shall provide each employee who remains employed immediately after the Closing (“Continuing Employee”) until the twelve-month anniversary of the Closing Date with: (i) base salary or hourly wages which are comparable to the base salary or hourly wages provided by Seller immediately prior to the Closing; (ii) bonus opportunities, which are comparable to the bonus opportunities provided by Seller immediately prior to the Closing; (iii) retirement and welfare benefits that are comparable in the aggregate than those provided by Seller immediately prior to the Closing; (v) a comparable position of employment (or position with the comparable functional responsibilities) and scheduled hours as in effect immediately prior to Closing. Seller shall, and shall cause its Affiliates to, make commercially reasonable efforts to cooperate with Buyer and its Affiliates with respect to making employment offers to the Business Employees and transitioning the employment of the Continuing Employees as contemplated by this Agreement. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, except as otherwise provided in any applicable employment agreement, neither Buyer nor any of its Affiliates shall be obligated to continue to employ any Continuing Employee for any period following the Closing. Except as expressly provided herein or as required under applicable Laws, the Continuing Employees shall cease participation in the Employee Plans as of the Closing Date.

(b)       The Continuing Employees shall receive credit for all periods of employment and/or service with Seller and its Affiliates prior to the Closing Date to the extent required under applicable Laws.

(c)       Seller shall bear the expense of and responsibility for all liabilities arising from claims by the Continuing Employees for compensation and benefits attributable to periods prior to the Closing Date under the Employee Plans maintained by Seller, and Buyer shall bear the expense of and responsibility for all liabilities arising from claims by the Continuing Employees for benefits attributable to periods on or after the Closing Date under the benefit plans maintained by Buyer, including any claims under such plans relating to severance from employment after the Closing (including without limitation any such severance that relates to or results from any failure of Buyer to comply with this Section 5.9); provided that Seller shall pay, on or before the Closing Date, all accrued but unused vacation, paid time off and personal leave time to the Continuing Employees, and Seller shall bear responsibility for all severance benefits to all Business Employees, including Continuing Employees. Except as may be specifically required by this Agreement or by applicable Law, Buyer shall not be obligated to continue to provide any employee benefits to any Continuing Employee.

(d)       Subject to and effective as of the Closing Date, Seller and its Affiliates hereby assign to Buyer, to the extent permissible under applicable Law and the terms of any applicable agreement, all of their rights and interests under each agreement entered into for the benefit of the Business between Seller or its Affiliate on the one hand and any current or former employee or service provider of the Business on the other hand with respect to confidentiality, trade secrets, proprietary information, invention assignment, work-for-hire, non-solicitation, non-competition, non-disparagement, and any similar provisions intended to protect the interests of the Business; provided that (i) such assignment shall not apply for (and Seller or its affiliate shall retain their rights and interests with respect to) any portions of such agreements or such provisions that do not relate to the Business, and (ii) in the event that such assignment is not permitted under applicable Law or the terms of the agreement, subject to and effective as of the Closing Date, Seller and its Affiliates hereby waive and release each current and former employee or service provider of the Business from any contractual restrictions enforceable by Seller or its Affiliates on the employment, activities, or other conduct of such Persons that would in any way prevent, impair, or obstruct them from becoming employees of Buyer or its Affiliates or performing services on behalf of the Business.

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(e)       For the avoidance of doubt, nothing contained herein, whether express or implied, shall (i) be treated as an amendment or other modification of any benefit plan, program, or arrangement covering any former, current, or future employees or service providers of the Business, or (ii) limit the right of Buyer or its Affiliates to amend, terminate, or otherwise modify any employee benefit plan, program, or arrangement in accordance with its terms, the applicable provisions hereof, and applicable Law. All provisions contained in this Section 5.9 are for the sole benefit of the Parties hereto, and nothing herein, whether express or implied, shall create any third-party beneficiary or other rights in any other Person, including any current, former, or future employees or service providers of the Business (or any beneficiaries or dependents thereof).

Section 5.10.    Payment of All Taxes Resulting from Sale of Assets by Seller. Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Acquired Assets pursuant to this Agreement, regardless of the person or entity on whom such Taxes are imposed by Laws. Under no circumstances shall this Section 5.10 be interpreted to (a) obligate Seller to pay the income Taxes of any of its Members or (b) create any rights, as a third party beneficiary or otherwise, in favor of any person or entity other than Buyer or Seller.

Section 5.11.    Payment of Other Retained Liabilities. In addition to payment of Taxes pursuant to Section 5.10, Seller shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities.

Section 5.12.    Removing Excluded Assets. Seller shall use its best efforts to remove, on or before the Closing Date, all Excluded Assets from all facilities of the Business to be occupied by Buyer after the Closing. Such removal shall be done in such manner as to avoid any damage to such facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Acquired Assets or to such facilities resulting from such removal shall be paid by Seller at the Closing. Should Seller fail to remove the Excluded Assets as required by this provision, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller’s sole cost and expense; or (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith. Seller promptly shall reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before the Closing Date.

Section 5.13.    Post-Closing Transfers. If at any time or from time to time after the Closing Date, (i) Seller, on the one hand, or Buyer, on the other, shall receive or otherwise possess any asset (including cash) that should belong to Buyer, on the one hand, or Seller, on the other, pursuant to this Agreement, such Person shall promptly transfer, or cause to be transferred, such asset to the Person so entitled thereto. Prior to any such transfer in accordance with this Section 5.13, the Person receiving or possessing such asset shall hold such asset in trust for such other Person. Without limiting the foregoing, in the event that Seller receives payment in respect of any accounts receivable of Seller (including payment to any lock-box account maintained by Seller prior to the Closing for such purpose), Seller shall deliver such payments to an account designated in writing by Buyer by wire transfer of immediately available funds.

Section 5.14.    Reports and Returns. After the Closing, Seller promptly shall prepare and file all reports and returns required by Laws relating to the business of Seller as conducted using the Acquired Assets, to and including the Closing.

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Section 5.15.    Customer and Other Business Relationships. After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to the Business. Seller shall not, and shall use its best efforts to be sure that none of its officers, employees, agents or Members shall, take any action that would tend to diminish the value of the Acquired Assets after the Closing or that would interfere with the Business, including disparaging the name of the Business.

Section 5.16.    Restrictions on Seller Dissolutions or Distributions. Seller shall not dissolve or make any distribution of the proceeds received pursuant to this Agreement until Seller’s payment, or adequate provision for the payment, of all of its obligations pursuant to Section 5.10 and Section 5.11. As used in this Section 5.16, “adequate provision for payment” shall include any agreement by one or more Members of Seller to assume and agree to pay, discharge, and satisfy such obligations as they become due.

Section 5.17.    Disclosure Schedule Updates. Seller shall promptly, but in no event later than five (5) Business Days prior to the Closing, supplement or amend the Disclosure Schedules (each such supplement or amendment, a “Disclosure Schedule Update”) with respect to any matter arising after the date hereof and prior to the Closing that would otherwise constitute a breach of any representation, warranty, covenant or agreement contained herein if the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such matter. Each such Disclosure Schedule Update shall be deemed to be incorporated into and to supplement and amend the Disclosure Schedule as of the Closing Date; provided, however, that no Disclosure Schedule Update shall be deemed to supplement or amend the Disclosure Schedules and shall not affect the fulfillment of any closing condition or be deemed a waiver by Buyer of any of its rights, including its right to terminate this agreement or to seek indemnification, as contained in Section 8.1 or Section 7.2 of this Agreement, respectively. If any matter included in a Disclosure Schedule Update would, absent such Disclosure Schedule Update, result in a failure of the satisfaction of the conditions set forth in Section 6.1, then Buyer shall have the right to terminate this Agreement in accordance with Section 8.1.

Article VI. Closing And Closing Conditions.

Section 6.1.    Conditions Precedent to Obligations of Buyer. The obligations of Buyer under this Agreement to proceed with the Closing shall be subject to the satisfaction by Seller on or prior to the Closing Date of each of the following conditions precedent:

(a)       Accuracy of Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects (other than de minimis inaccuracies) on and as of the Closing Date with the same force and effect as though made on and as of that date (except for such representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct as of such date).

(b)       Performance and Compliance. Seller shall have performed or complied in all material respects with each covenant and agreement to be performed or complied with by it under this Agreement on or prior to the Closing Date.

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(c)       Litigation. There shall be no pending or threatened action by or before any Governmental Authority or arbitrator (i) seeking to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or (ii) seeking monetary relief against Buyer by reason of the consummation of these transactions, and there shall not be in effect any Order, writ, judgment, injunction or decree issued by any Governmental Authority by which Buyer or any of its properties or assets is bound that has that effect.

(d)       Material Adverse Change. No event shall have occurred and no condition shall exist that constitutes or, with the giving of notice or the passage of time or both, is likely to constitute a Material Adverse Effect.

(e)       Antitrust Laws. To the extent applicable, the consent or approval of, or the expiration of the applicable waiting period imposed by, any Governmental Authority under the HSR Act (in connection with the transactions contemplated by this Agreement) shall have been obtained.

(f)       Accuracy of Schedules. Examination by Buyer shall not have disclosed any material inaccuracy in the Disclosure Schedules or the Disclosure Schedule Update delivered to Buyer pursuant hereto.

(g)       Satisfaction of Title Objections and Release of Certain Liens. Seller shall have satisfied Buyer’s title objections to the extent required hereunder and, in addition, Buyer at its discretion shall have received Uniform Commercial Code searches of filings made pursuant to Article 9 thereof in all jurisdictions where any of the Acquired Assets are located, in form, scope, and substance reasonably satisfactory to Buyer and its counsel, which searches shall reflect the release or termination of Liens against any of the Acquired Assets disclosed thereby that are not Permitted Liens, and to the extent any such release or termination is not reflected of record, Buyer shall have received evidence satisfactory to it that all such Liens against the Acquired Assets have been released or terminated prior to or at the Closing.

(h)       Condition of Acquired Assets. On the Closing Date, all of the Acquired Assets shall be in substantially the same condition as at the close of business on the date hereof, except for ordinary use and wear thereof.

(i)       Key Employees. Buyer shall have entered into the applicable Employment Agreements with those persons set forth on Section 6.1(i) of the Disclosure Schedule.

(j)       Maintenance of Owned Intellectual Property. All maintenance and renewal fees for all Intellectual Property owned by Seller shall have been paid in a timely manner, and all requisite acts, preparations and filings of all applications, responses, affidavits and all other documents shall have been taken in a timely manner in the course of prosecution and maintenance of the Intellectual Property owned by Seller.

(k)       Maintenance of Licensed Intellectual Property. To the Knowledge of Seller, all maintenance and renewal fees for all Intellectual Property licensed by Seller shall have been paid in a timely manner, and all requisite acts, preparations and filings of all applications, responses, affidavits and all other documents shall have been taken in a timely manner in the course of prosecution and maintenance of the Intellectual Property licensed by Seller.

(l)       Lease. Seller shall have executed and delivered to Buyer a lease, on terms satisfactory to Buyer, for that certain property at 3174 County Road 48, Robstown, TX 78380 (the “Lease”).

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(m)       Consents and Approvals. Seller shall have obtained or made each consent, authorization, approval, exemption, filing, registration or qualification required to be obtained or made by it in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement and Seller shall have obtained and delivered consents to the assignment of Material Contracts between the Seller and its customers that collectively represent at least 67% of the Seller’s total revenue during the 21 month period beginning January 1, 2021 and ending on September 30, 2022.

(n)       Document Deliverables. Seller shall have provided duly executed copies of all Ancillary Agreements and other agreements, certificates, instruments of transfer, and other documents described in Section 2.10(a) and not otherwise provided in this Section 6.1.

(o)       Credit Agreement. Buyer shall have entered into the Senior Credit Agreement with a borrowing base capacity thereunder of at least $5,000,000 in excess of funds borrowed on the Closing Date.

(p)       Preliminary Net Working Capital. Preliminary Net Working Capital shall be equal to or greater than $3,000,000.

(q)       Consent of DLL. De Lage Landen Financial Services, Inc. (“DLL”) shall have consented to the assignment to the Buyer of each of the twelve Contracts between DLL and Seller set forth on Section 2.3 of the Disclosure Schedule.

(r)       Consent of Lord. Lord Securities Corporation (“Lord”), as successor in interest to Liberty Commercial Finance LLC, shall have consented to the assignment to the Buyer of each of the three Contracts between Lord and Seller set forth on Section 2.3 of the Disclosure Schedule.

(s)       Payoff and Release of Liens. TCFII C8 Admin LLC (“Trive”) shall have executed a payoff letter in form and substance reasonably acceptable to Buyer including evidence satisfactory to Buyer that any Liens held by Trive against the Acquired Assets have been released or terminated prior to or at the Closing.

(t)       Good Standing in Louisiana. Seller shall have provided evidence to the Buyer of Seller’s due qualification or license to do business in the State of Louisiana and Seller’s good standing as a foreign corporation in the State of Louisiana.

Section 6.2.    Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement to proceed with the Closing shall be subject to the satisfaction by Buyer on or prior to the Closing Date of each of the following conditions precedent:

(a)       Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of that date.

(b)       Performance and Compliance. Buyer shall have performed or complied in all material respects with each covenant and agreement to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c)       Consents and Approvals. Buyer shall have obtained or made each consent, authorization, approval, exemption, filing, registration or qualification required to be obtained or made by it in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

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(d)       Litigation. There shall be no pending action by or before any Governmental Authority or arbitrator seeking to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, and there shall not be in effect any Governmental Order that has that effect.

(e)       Key Employees. Buyer shall have entered into the applicable Employment Agreements with those persons set forth on Section 6.1(i) of the Disclosure Schedule.

(f)       Ancillary Agreements. Buyer shall have provided duly executed copies of all Ancillary Agreements and other agreements described in Section 2.10(b) and not otherwise provided in this Section 6.2.

(g)       Rollover Equity. Buyer shall have provided evidence of the issuance of the Class D Units of Holdco contemplated by Section 2.5(b)(1) and each recipient of such Class D Units shall have executed the limited liability company agreement of Holdco.

(h)       Release of Personal Guarantees. DLL shall have released the Members from any personal guarantees of Seller’s debt related to the Acquired Assets.

Article VII. Indemnification.

Section 7.1.    Survival. All representations and warranties made in this Agreement shall survive the Closing until the twenty-four (24) month anniversary of the Closing Date, other than (i) the representations and warranties set forth in Section 3.1 (Organization and Corporate Power), Section 3.2 (Authorization), Section 3.3 (Non-Contravention; Filings and Consents), Section 3.17 (Brokers; Certain Expenses), Section 4.1 (Organization), and Section 4.2 (Authority for this Agreement) (the representations and warranties referred to in the foregoing clause, collectively, the “Fundamental Representations”), which shall survive until sixty (60) days following the expiration of the applicable statute of limitations, (ii) the representations and warranties set forth in Section 3.6 (Employee Benefit Plans), Section 3.11 (Environmental Matters) and Section 3.12 (Intellectual Property), which shall survive until the thirty-six (36) month anniversary of the Closing Date, (iii) and the representations and warranties set forth in Section 3.9 (Tax Matters), which shall survive until the 30th day following the expiration of the applicable statute of limitations. Each of the covenants and agreements made in this Agreement to be performed prior to the Closing shall survive the Closing for a period of thirty six (36) months following the Closing Date, and each of the covenants and agreement made in this Agreement to be performed following the Closing shall survive the Closing until they are fully performed or terminate in accordance with their respective terms. Notwithstanding the foregoing, any claims asserted with reasonable specificity and in writing by notice from the applicable non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally solved.

Section 7.2.    Indemnification by Seller. Seller shall defend, indemnify and hold harmless Buyer and its members, partners, directors, officers, employees and agents (each a “Seller Indemnitee”) from and against any and all claims (including without limitation any investigation, action or other proceeding, damages, losses, liabilities, costs and expenses (including without limitation reasonable attorney’s fees and court costs)) that constitute, or arise out of or in connection with:

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(a)       any misrepresentation or breach of warranty under Article III (a “Seller Warranty Breach”);

(b)       any default by Seller in the performance or observance of any of its covenants or agreements under this Agreement;

(c)       any liability set forth on Section 7.2(c) of the Disclosure Schedule;

(d)       any Retained Liabilities; and

(e)       any fraud by or on behalf of the Seller.

Section 7.3.    Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless each of the Members and Seller and its directors, officers, employees and agents (each a “Buyer Indemnitee”) from and against any and all claims (including without limitation any investigation, action or other proceeding), damages, losses, liabilities, costs and expenses (including without limitation reasonable attorney’s fees and court costs) that constitute, or arise out of or in connection with:

(a)       any misrepresentation or breach of warranty under Article IV (a “Buyer Warranty Breach”);

(b)       any default by Buyer in the performance or observance of any of its covenants or agreements under this Agreement; and

(c)       any Assumed Liabilities.

Section 7.4.    Representation, Settlement and Cooperation. If any investigation, action or other proceeding (each a “Proceeding”) is threatened or initiated against any Seller Indemnitee or Buyer Indemnitee (each, an “Indemnitee”) and the Indemnitee intends to seek indemnification from Seller or Buyer (each an “Indemnitor”), as applicable, under this Article VII on account of the Indemnitee’s involvement in the Proceeding, then the Indemnitee shall give prompt notice to the applicable Indemnitor; provided, however, that the failure to so notify the Indemnitor shall not relieve the Indemnitor of its obligations under this Article VII but instead shall reduce those obligations by the amount of damages or increased costs and expenses attributable to the failure to give notice. Upon receipt of notice of a Proceeding for which indemnification is available under this Article VII, the Indemnitor shall diligently defend against the Proceeding on behalf of the Indemnitee at the Indemnitor’s own expense using counsel reasonably acceptable to the Indemnitee; provided, however, that if the Indemnitor shall fail or refuse to conduct the defense, or if the Indemnitee has been advised by counsel that it may have defenses available to it which are different from or in addition to those available to the Indemnitor or that its interests in the Proceeding are adverse to the Indemnitor’s interests, then the Indemnitee may defend against the Proceeding at the Indemnitor’s expense. The Indemnitor or Indemnitee, as applicable, may participate in any Proceeding being defended against by the other at its own expense and shall not settle any Proceeding without the prior consent of the other, which consent shall not be unreasonably withheld. The Indemnitor and Indemnitee shall cooperate reasonably with each other in the conduct of any Proceeding.

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Section 7.5.    Notice and Satisfaction of Indemnification Claims. Indemnification claims against Seller shall be satisfied first by calling the principal amount of any such claim under the Promissory Note, and next by set-off against any Earn-Out Payment, if any, next by the forfeit of Class D Units of Holdco issued pursuant to Section 2.5(b)(1) with each such Class D Unit having a value equal to $165.2892 for this purpose, and finally by reduction in any rent amounts owed by Buyer to Seller in respect of the Lease. No indemnification claim shall be deemed to have been asserted until the applicable Indemnitor has been given notice by the Indemnitee of the amount of the claim and the facts on which the claim is based (including evidence supporting the amount of the claim, if such evidence is reasonably available or ascertainable). For purposes of this Article VII, notice of an indemnification claim shall be deemed to cover claims arising out of or in connection with all related Proceedings so long as, in the case of Proceedings instituted by third parties, the Indemnitee complies with Section 7.4. Expenses related to indemnification claims shall accrue against the Indemnitor from receipt of the notice described in this Section 7.5, and any accrued amounts shall be paid within thirty (30) days of the twelve (12) month anniversary of the Closing. Thereafter, indemnification claims shall be paid within thirty (30) days of Indemnitor’s receipt of the required evidence of the amount of the claim.

Section 7.6.    Indemnification Threshold, Limitation and Guidelines.

Notwithstanding any other provision of this Agreement, no Indemnitor shall have any indemnification obligations under Section 7.2(a) (other than with respect to an indemnification obligation resulting from a breach of Section 3.9 (Tax Matters)), or Section 7.3(a) (other than with respect to a breach of a Fundamental Representation or for any claim for fraud) unless and until the claims asserted against the applicable Indemnitor exceed $125,000.00 in the aggregate (the “Threshold Amount”). If indemnification claims exceed the Threshold Amount, the Indemnitor shall be liable for all indemnification claims properly asserted against it, including those comprising the Threshold Amount. Further, (i) with the exception of indemnification obligations arising from breaches of Fundamental Representations and for any claim for fraud, no Indemnitor shall have any indemnification obligations under Section 7.2(a) or Section 7.3(a) in excess of $9,400,000.00, and (ii) with the exception of any claim for fraud, no Indemnitor shall have any indemnification obligations arising under Section 7.2(a) or Section 7.3(a) arising from breaches of Fundamental Representations in excess of $30,000,000.

Section 7.7.    Effect of Investigation. The rights of Buyer to indemnification or any other remedy under this Agreement shall not be impacted or limited by any knowledge that Buyer may have acquired, or could have acquired, whether before or after the Closing Date, nor by any investigation or diligence by Buyer. Seller hereby acknowledges that, regardless of any investigation made (or not made) by or on behalf of Buyer, and regardless of the results of any such investigation, Buyer has entered into this transaction in express reliance upon the representations and warranties of Seller made in this Agreement.

Section 7.8.    Exclusive Remedy. Except for: (a) any equitable remedies which the Parties may pursue; (b) actions based on fraud; and (c) for enforcement actions of any kind or nature regarding the terms and provisions of this Article VII, the indemnification under this Article VII shall be the Parties’ sole and exclusive remedy, each against another, with respect to matters arising under this Agreement.

Section 7.9.    Determination of Losses. Notwithstanding anything to the contrary in this Agreement, for purposes of the indemnification provisions in this Article VII, the determination of (i) whether any representation warranty or covenant has been breached and (ii) the amount of any losses shall be made without giving effect to the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect,” or any similar qualification contained in the representations, warranties, covenants or agreements herein.

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Article VIII. Termination.

Section 8.1.    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)       by Buyer if any of the representations and warranties of Seller contained in this Agreement fail to be true and correct such that any of the conditions specified in Section 6.1 would not be satisfied and shall not have been waived by Buyer; provided, that the right to terminate this Agreement pursuant to this Section 8.1(a) shall not be available if Buyer is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement.

(b)       by Seller if any of the representations and warranties of Buyer contained in this Agreement fail to be true and correct such that any of the conditions specified in Section 6.2 shall not have been fulfilled within the time required and shall not have been waived by Seller; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available if Seller is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement. or

(c)       by Buyer or Seller if the Closing shall not have occurred prior to December 9, 2022; provided, however, that Buyer or Seller may terminate this Agreement under this subsection, only if the Closing shall not have occurred on or prior to December 9, 2022, for a reason other than a failure by the Party asserting the right to terminate to satisfy the conditions to Closing of the other Party set forth in Section 6.1 or Section 6.2.

Section 8.2.    Effect of Termination. Except as expressly provided in this Section 8.2, if this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect without liability of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Party hereto except for obligations or liabilities arising from a breach of this Agreement prior to the termination or that survive the termination by their own terms, including the provisions under this Article VIII. This Section 8.2 and Article IX shall survive any termination hereof pursuant to Section 8.1.

Article IX. Miscellaneous.

Section 9.1.    Entire Agreement; Assignment; Amendments. This Agreement (including the Disclosure Schedule and the Disclosure Schedule Update and the exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement and supersede all oral agreements and understandings and all written agreements prior to the date hereof between or on behalf of the Parties with respect to the subject matter hereof. This Agreement and the rights, interests or obligations hereunder shall not be assigned by any Party in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other Party hereto; provided, however, that without such prior written consent (a) Buyer may assign its rights and/or delegate its obligations pursuant to this Agreement to any Affiliate of Buyer (provided that such Affiliate acknowledges in writing the obligations set forth in Section 2.7(o)); (b) any or all of the rights and interests and/or obligations of Buyer pursuant to this Agreement: (i) may be assigned and/or delegated to any purchaser of a substantial portion of the assets of Buyer or any of its Affiliates whereupon Buyer shall cease to have any further liabilities or obligations hereunder (provided that such purchaser acknowledges in writing the obligations set forth in Section 2.7(o)); and (ii) may be assigned as a matter of law to the surviving entity in any merger, consolidation, share exchange or reorganization involving Buyer or any of its Affiliates (provided that such surviving entity acknowledges in writing the obligations set forth in Section 2.7(o)); (c) Buyer and its Affiliates shall be permitted to collaterally assign, at any time and in their sole discretion, their respective rights (but not their obligations) hereunder to any lender or lenders providing financing to Buyer or any of its Affiliates (including any agent for any such lender or lenders) or to any assignee or assignees of such lender, lenders or agent, and (d) Seller shall be permitted to collaterally assign, at any time and in their sole discretion, their rights (but not their obligations) hereunder to the lenders providing financing to Seller. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement may be amended only by a writing signed by each of the Parties, and any amendment shall be effective only to the extent specifically set forth in that writing.

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Section 9.2.    Severability; Expenses; Further Assurances. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. Except as otherwise specifically provided in this Agreement, each Party shall be responsible for the expenses it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement. The Parties shall from time to time do and perform any additional acts and execute and deliver any additional documents and instruments that may be required by Law or reasonably requested by any Party to establish, maintain or protect its rights and remedies under, or to effect the intents and purposes of, this Agreement.

Section 9.3.    Enforcement of the Agreement; Jurisdiction; No Jury Trial.

(a)       The Parties agree that irreparable damage would occur in the event that this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising under this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising under this Agreement brought by the other Party to this Agreement or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the State of Delaware. Each of the Parties to this Agreement hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the

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transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (1) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.3; (2) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); or (3) to the fullest extent permitted by the Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum; (ii) the venue of such suit, action or proceeding is improper; or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of Seller and Buyer hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.4 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby.

(b)       EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.3(b).

Section 9.4.    Notices. All notices and other communications pursuant to this Agreement must be in writing and will be deemed to have been duly delivered and received (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) if sent by e-mail in portable document format (PDF) or similar electronic attachment (A) on a Business Day before 5:00 p.m. in the time zone of the receiving Party, when transmitted and the sender has received confirmation of receipt by the recipient and (B) on a day other than a Business Day or after 5:00 p.m. in the time zone of the receiving Party, and the sender has received confirmation of receipt by the recipient, on the following Business Day; or (iv) immediately upon delivery by hand or by fax (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

If to Seller, to:

Circle 8 Crane Services, LLC

PO Box 260370

Corpus Christi, TX 78426

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With a copy to (which shall not constitute notice):

Butler Snow LLP

1819 Fifth Avenue North, Suite 1000

Birmingham, AL 35203

Attention: Russell L. Irby

Facsimile: (205) 297-2201

E-mail: rusty.irby@butlersnow.com

If to Buyer, to:

Circle 8 Newco LLC

c/o BitNile Holdings, Inc.

11411 Southern Highlands Parkway

Suite 240

Las Vegas, NV 89141

With a copy to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Edwin C. Pease

E-mail: ecpease@mintz.com

From time to time, any Party may provide notice to the other Party of a change in its address or fax number through a notice given in accordance with this Section 9.4. The inability to deliver because of changed address of which no notice is given will be deemed to be receipt of the notice as of the date of such inability to deliver.

Section 9.5.    Governing Law. This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.6.    Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.7.    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the Parties, and except as expressly provided in Section 2.7(o) hereof with respect to the Senior Lenders and the Senior Agent who are intended to be third party beneficiaries of Section 2.7(o), nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.8.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. At the Closing, signature pages of counterparts may be exchanged by facsimile or by electronic transmittal of scanned images thereof, in each case subject to appropriate customary confirmations in respect thereof by the signatory for the Party providing a facsimile or scanned image and that Party’s closing counsel.

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Section 9.9.    Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural Persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

CIRCLE 8 NEWCO LLC

By:
Name:
Title:

[Buyer Signature Page to Asset Purchase Agreement]

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CIRCLE 8 CRANE SERVICES, LLC

By:
Name:
Title:

[Seller Signature Page to Asset Purchase Agreement]

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EXHIBIT A

Purchase Price Allocation

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EXHIBIT B

Bill of Sale and Assignment and Assumption Agreement

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EXHIBIT C

Intellectual Property Assignment

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EXHIBIT D

Promissory Note

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EXHIBIT E

Employment Agreement

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EXHIBIT F

Restrictive Covenant Agreement

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